CSMC Asset-Backed Pass-Through Certificates, Series 2007-NC1 OSI

Derived Information [08/29/07]

[$565,480,000]
Senior and Mezzanine Bonds Offered
(Approximate)

[$565,480,100]
Total Certificates Offered & Non-Offered

CSMC Asset-Backed Pass-Through Certificates, Series 2007-NC1 OSI

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

[U.S. Bank National Association]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-140945 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

[$565,480,000] (Approximate)
CSMC Asset-Backed Pass-Through Certificates, Series 2007-NC1 OSI

Pricing Information

Offered Certificates (1):

Non-Offered Certificates (1):

(1)
100% of the Prospectus Prepayment Curve (“PPC”) for the fixed rate collateral assumes 4.60% Constant Prepayment Rate (“CPR”) in the first month of the life of the mortgage loans, which then increases by approximately 1.67% CPR in each of the following 11 months.  In month 12, and thereafter, 100% PPC for the fixed rate collateral assumes 23.00% CPR.  100% PPC for the adjustable rate loans assumes 8.00% CPR in the first month of the life of the mortgage loans, which then increases by approximately 2.00% CPR in each of the following 11 months.  In month 12 through 22, 100% PPC for the adjustable rate loans assumes 30.00% CPR.  In month 23 through 27, 100% PPC for the adjustable rate loans assumes 55.00% CPR.  In month 28 and thereafter, 100% PPC for the adjustable rate loans is assumed to remain constant at 35.00% CPR.   The bonds are priced to call at 100% of the PPC and assuming one-month LIBOR and six-month LIBOR are 5.54% and 5.38%, respectively.  The initial class principal balances of the certificates are subject to a variance of no more than plus or minus 5% prior to their issuance.

(2)	The coupons are capped by the applicable Net Funds Cap as described herein.
(3)	Non-economic residual with the tax liabilities of the REMIC.
(4)	The Class P Certificates are entitled to all prepayment penalties that the servicer receives from collections on the mortgage loans.

Summary Terms

Underwriter:	Credit Suisse Securities (USA) LLC (sole manager).
Depositor:	Credit Suisse First Boston Mortgage Securities Corp.
Seller and Sponsor: Originator:	DLJ Mortgage Capital, Inc. New Century Mortgage Corporation (“New Century”). See Schedule A for additional information regarding New Century.
Servicer:
During the interim servicing period which is expected to last until October 1, 2007, Select Portfolio Servicing, Inc. (“SPS”). After the interim servicing period, Ocwen Loan Servicing, LLC (“Ocwen”).  Refer to additional information about SPS on page 13 herein.

Trustee:	[U.S. Bank National Association].
Swap Provider:	Credit Suisse International (CSi). [‘Aa1’ Moody’s; ‘AA-’ S&P; ‘AA-‘ Fitch; “AA” DBRS].
Cut-off Date:	On or about August 1, 2007 for the initial Mortgage Loans.
Deal Closing & Investor Settlement Date:	On or about [August 31, 2007].
Distribution Dates:	25th day of each month (or the next succeeding business day), beginning in September 2007.
Accrual Period:
For any class of Offered Certificates and any Distribution Date, the period commencing on the immediately preceding Distribution Date (or, in the case of the first Accrual Period, the closing date) and ending on the day immediately preceding the related Distribution Date.

Delay Days:	0 days.
Prospectus Prepayment Speed (“PPC”):
With respect to the fixed rate Mortgage Loans, 100% of the prepayment assumption (the “Fixed PPC”) describes prepayments starting at 4.60% CPR in month 1, increasing by approximately 1.67% CPR per month to 23.00% CPR in month 12, and remaining at 23.00% CPR thereafter.

With respect to the adjustable rate Mortgage Loans, 100% of the prepayment assumption (the “ARM PPC”) describes 8.00% CPR in the first month of the life of the mortgage loans, which then increases by approximately 2.00% CPR in each of the following 11 months.  In month 12 through 22, 100% PPC for the adjustable rate loans assumes 30.00% CPR.  In month 23 through 27, 100% PPC for the adjustable rate loans assumes 55.00% CPR.  In month 28 and thereafter, 100% PPC for the adjustable rate loans is assumed to remain constant at 35.00% CPR.

Optional Call:	The transaction will have a 10% optional call.
Offered Certificates:	The Class 1-A, Class 2-A-1, Class 2-A-2, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9.
ERISA Eligibility:
Subject to the considerations and conditions described in the Prospectus Supplement, it is expected that the Class 1-A, Class 2-A-1, Class 2-A-2, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, and Class M-9 Certificates may be purchased by employee benefit plans that are subject to ERISA.  During the period that the Swap Agreement is outstanding, plan investors will be required to represent that they have available certain exemptions based upon the identity of the plan or the fiduciary making the investment decisions on behalf of the plan.

SMMEA Treatment:	None of the classes will constitute “mortgage related securities” for purposes of SMMEA.
Taxation:	REMIC.
Maximum Pool Balance:	The aggregate of the initial principal balance of the Mortgage Loans.
Margin Step-up:
If the optional clean-up call is not exercised, the Certificate margin will be increased by the lesser of 50 basis points and (1) the initial pass-through margin for the Class A Certificates; and (2) one-half the initial pass-through margin with respect to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates.

Expense Fee Rate:	The per annum rate at which the servicing, trustee and mortgage insurance (as applicable) fees accrue.
Pass-through Rate:
The pass-through rate for each Class of Certificates for each Distribution Date is a per annum rate equal to the lesser of (i) the sum of the one-month LIBOR for that Distribution Date plus the related certificate margin and (ii) the applicable Net Funds Cap.

Group 1 Excess Interest Amount:
For any Distribution Date, the product of (a) the amount of Monthly Excess Interest required to be distributed on that Distribution Date pursuant to subclause (1)(A) in section IV of the payment waterfall and (b) a fraction, the numerator of which is the Principal Remittance Amount derived from Loan Group 1 and the denominator of which is the Principal Remittance Amount, in each case for that Distribution Date.  For purposes of this definition, the Principal Remittance Amount will be calculated net of subclause (6) in the definition thereof.

Group 1 Senior Net Funds Cap:
For any Distribution Date and the Class 1-A Certificates, will be a per annum rate equal to (1) (a) a fraction, expressed as a percentage, the numerator of which is the product of (x) the Optimal Interest Remittance Amount for loan group 1 on such date and (y) 12, and the denominator of which is the Aggregate Loan Group Collateral Balance of loan group 1 for the immediately preceding Distribution Date, less (b) a fraction, expressed as a percentage, the numerator of which is the product of (i) the sum of the Net Swap Payment made to the Swap Provider, if any, plus certain Swap Termination Payments, if any, and (ii) 12, and the denominator of which is equal to the aggregate collateral balance for the immediate preceding distribution date (the “Net Swap Payment Rate”), multiplied by (2) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the immediately preceding Accrual Period.

Group 2 Senior Net Funds Cap:
For any Distribution Date and the Class 2-A-1 Certificates and Class 2-A-2 Certificates, will be a per annum rate equal to (1) (a) a fraction, expressed as a percentage, the numerator of which is the product of (x) the Optimal Interest Remittance Amount for loan group 2 on such date and (y) 12, and the denominator of which is the Aggregate Loan Group Collateral Balance of loan group 2 for the immediately preceding Distribution Date, less (b) Net Swap Payment Rate, multiplied by (2) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the immediately preceding Accrual Period.

Subordinate Net Funds Cap:
For any Distribution Date and the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, a per annum rate equal to a weighted average of (i) the Group 1 Senior Net Funds Cap and (ii) the Group 2 Senior Net Funds Cap for such Distribution Date; weighted on the basis of the Subordinate Group 1 Balance and Subordinate Group 2 Balance.

Subordinate Group 1 Balance:
For any Distribution Date will be the aggregate of the Stated Principal Balances of the group 1 mortgage loans as of the first day of the related collection period, less the Class Principal Balance of the Class 1-A Certificates.

Subordinate Group 2 Balance:
For any Distribution Date will be the aggregate of the Stated Principal Balances of the group 2 mortgage loans as of the first day of the related collection period, less the Class Principal Balance of the Class 2-A-1 Certificates and Class-2-A-2 Certificates.

Basis Risk Carry Forward Amount:
If on any Distribution Date, the Pass-Through Rate for a Class of Offered Certificates is based on the related Net Funds Cap, the excess of (i) the amount of interest such Class would have been entitled to receive on such Distribution Date had the applicable Pass-Through Rate not been subject to the related Net Funds Cap, up to the related Maximum Interest Rate, over (ii) the amount of interest such Class of Certificates received on such Distribution Date based on the related Net Funds Cap, together with the unpaid portion of any such excess from prior Distribution Dates (and accrued interest thereon at the lesser of (x) the then applicable Pass-Through Rate, without giving effect to the related Net Funds Cap and (y) the Maximum Interest Rate) is the “Basis Risk Carry Forward Amount” on such Class of Certificates.  The “Basis Risk Carry Forward Amount” will be distributed from certain amounts received by the Supplemental Interest Trust Trustee from the Swap Agreement, if any, on a senior basis and from the Monthly Excess Cashflow, if any, on a subordinated basis on the same Distribution Date or in any subsequent period.  The ratings on each Class of Certificates do not address the likelihood of the payment of any Basis Risk Carry Forward Amount.

Maximum Interest Rate:
For the Class 1-A, Class 2-A-1, Class 2-A-2  and Class R Certificates and any Distribution Date, an annual rate equal to (a) the weighted average of (i) the weighted average maximum mortgage rate minus the weighted average Expense Fee Rate of the adjustable-rate mortgage loans in the related loan group and (ii) the weighted average Net Mortgage Rate of the fixed-rate mortgage loans in the related loan group, multiplied by (b) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the immediately preceding Accrual Period. For the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates and any Distribution Date, an annual rate equal to (a) the weighted average of (x) the weighted average maximum mortgage rate minus the weighted average Expense Fee rate of the adjustable-rate mortgage loans in both loan groups and the (y) weighted average Net Mortgage Rate of the fixed-rate mortgage loans in both loan groups, multiplied by (b) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the immediately preceding Accrual Period.

Net Mortgage Rate:	As to each mortgage loan, and at any time, the per annum rate equal to the mortgage rate of such mortgage loan less the rate at which such loan’s Expense Fee Rate accrues.
Principal and Interest Advancing:
The servicer will be obligated to make advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent deemed recoverable (as described in the Term Sheet  Supplement).

Accrued Certificate Interest:
For each Class of Offered Certificates, on any Distribution Date, shall equal the amount of interest accrued at the applicable Pass-Through Rate during the related Interest Accrual Period on the related Class Certificate Balance.

Interest Carry Forward Amount:
For each Class of Offered Certificates, on any Distribution Date, shall equal the sum of (i) the excess of (A) the Accrued Certificate Interest for such Class with respect to prior Distribution Dates (excluding any Basis Risk Carry Forward Amount with respect to such Class) over (B) the amount actually distributed to such Class with respect to interest (including amounts attributable to Interest Carry Forward Amounts) on such prior Distribution Dates and (ii) interest on such excess at the Pass-Through Rate for such Class.

Optimal Interest Remittance Amount:
For any distribution date and loan group, will be equal to the excess of (i) the product of (1) (x) the weighted average Net Mortgage Rate of the mortgage loans in the related loan group as of the first day of the related Collection Period divided by (y) 12 and (2) the applicable Aggregate Loan Group Collateral Balance for the immediately preceding distribution date, over (ii) any expenses that reduce the Interest Remittance Amount for that loan group which did not arise as a result of a default or delinquency of the mortgage loans and were not taken into account in computing the Expense Fee Rate.

Swap Agreement:
On the Closing Date, the Supplemental Interest Trust Trustee will enter into a Swap Agreement (Notional Schedule displayed on page 11).  Under the Swap Agreement, (i) the Supplemental Interest Trust will be obligated to pay to the Swap Provider an amount equal to approximately [5.15%] per annum (30/360 accrual) on the notional amount for the related period (as set forth in the Swap Agreement) and (ii) the Supplemental Interest Trust will be entitled to receive from the Swap Provider an amount equal to one-month LIBOR (actual/360 accrual) on the notional amount for the related period (as set forth in the Swap Agreement), until the Swap Agreement is terminated. Only the net amount of the two obligations will be paid by the appropriate party (“Net Swap Payment”).

Generally, the Net Swap Payment will be deposited into a Swap Account by the Supplemental Interest Trust Trustee pursuant to the Pooling and Servicing Agreement and amounts on deposit in the Swap Account will be distributed in accordance with the terms set forth in the Pooling and Servicing Agreement.

Upon early termination of the Swap Agreement, the Supplemental Interest Trust or the Swap Provider may be liable to make a termination payment (the ‘‘Swap Termination Payment’’) to the other party (regardless of which party caused the termination). The Swap Termination Payment will be computed in accordance with the procedures set forth in the Swap Agreement.  In the event that the Supplemental Interest Trust is required to make a Swap Termination Payment, in certain instances, that payment will be paid on the related Distribution Date, and on any subsequent Distribution Dates until paid in full, prior to distributions to Certificateholders.

Credit Enhancement:	1. Excess cashflow.
2. Net Swap Payments received from the Swap Provider (if any)
3. Overcollateralization. 4. Subordination (see table below).
* Prior to stepdown date, based on Maximum Pool Balance. ** After stepdown date, based on current pool balance.

Overcollateralization:	1. Before the Stepdown Date, the required overcollateralization amount is [8.80%] of the Maximum Pool Balance.
2. On and after the Stepdown Date, the required overcollateralization amount is [17.60%] of the outstanding pool balance (subject to a Trigger Event).
3. The required overcollateralization amount is subject to a floor of 0.50% of the Maximum Pool Balance.

4.     On any Distribution Date on or after the Stepdown Date, if a Trigger Event occurs or is continuing, the required overcollateralization amount will be equal to the required overcollateralization amount in effect for the Distribution Date immediately preceding such Distribution Date.

Senior Enhancement Percentage:
With respect to any Distribution Date and the senior classes, the percentage derived by dividing (x) the sum of (i) the aggregate Class Certificate Balance of the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates and (ii) the overcollateralization amount, in each case prior to taking into account the distribution of the Principal Distribution Amount on such Distribution Date, by (y) the aggregate principal balance of the Mortgage Loans, as of the last day of the related remittance period.

Most Senior Enhancement Percentage:
With respect to any Distribution Date and any class of certificates, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balance of those classes which are lower in priority and (ii) the overcollateralization amount, in each case prior taking into account the distribution of the Principal Distribution Amount on such Distribution Date, by (y) the aggregate principal balance of the Mortgage Loans, as of the first day of the related remittance period.

Stepdown Date:
The earlier to occur of (1) the first Distribution Date following the Distribution Date on which the principal balance of the Class 1-A, Class 2-A-1 and Class 2-A-2 Certificates are reduced to zero and (2) the later to occur of (i) the Distribution Date in September 2010 and (ii) the first Distribution Date on which the Senior Enhancement Percentage is greater than or equal to approximately [50.70%].

Trigger Event:
A Trigger Event will occur for any Distribution Date if either:

(i)    the Rolling Three Month Delinquency Rate as of the last day of the related Collection Period equals or exceeds the applicable percentage (as set forth below) of the Most Senior Enhancement Percentage for the most senior class of certificates then outstanding:

or

(ii)       the cumulative realized losses (including with respect to any modified mortgage loan, the amount, if any, by which the principal balance has been reduced as a result of such modification) as a percentage of the original Maximum Pool Balance on the closing date for such Distribution Date is greater than the percentage set forth in the following table:

Range of Distribution Dates	Cumulative Loss Percentage
September 2009 – August 2010	[2.25%]*
September 2010– August 2011	[5.65%]*
September 2011 – August 2012	[8.80%]*
September 2012 – August 2013	[11.30%]*
September 2013 and thereafter	[12.75%]*

* The cumulative loss percentages set forth above are applicable to the first Distribution Date in the corresponding range of Distribution Dates. The cumulative loss percentage for each succeeding Distribution Date in a range increases incrementally by 1/12 of the positive difference between the percentage applicable to the first Distribution Date in that range and the percentage applicable to the first Distribution Date in the succeeding range.

Delinquency Rate:
For any month will be, generally, the fraction, expressed as a percentage, the numerator of which is the aggregate outstanding principal balance of all mortgage loans 60 or more days delinquent (including all bankruptcies, foreclosures and REO Properties) , including any Mortgage Loan modified within 12 months of the related Distribution Date as of the close of business on the last day of such month, and the denominator of which is the Aggregate Collateral Balance as of the close of business on the last day of such month, in each case after giving effect to any modification to the Stated Principal Balance of any Mortgage Loan.

Rolling Three Month Delinquency Rate:
For any distribution date will be the fraction, expressed as a percentage, equal to the average of the Delinquency Rates for each of the three (or one and two, in the case of the first and second distribution dates) immediately preceding months.

Registration:	The Offered Certificates will be available in book-entry form through DTC, Clearstream, Luxembourg and Euroclear.

Source for Calculation of One-Month LIBOR:	Reuters Screen LIBOR 01 Page

Group Allocation Amount:
For any Distribution Date on or after the Stepdown Date, the product of (a) the Senior Principal Payment Amount for that Distribution Date and (b) a fraction, the numerator of which is the Principal Remittance Amount derived from the related loan group and the denominator of which is the Principal Remittance Amount for both loan groups, in each case for that Distribution Date (as described in the Prospectus Supplement).  For purposes of this definition, the Principal Remittance Amount will be calculated net of subclause (6) in the definition thereof.

Distributions to Certificateholders:
I.      1.           From Group 2, to the Trustee, the trustee fee, if any;
2.           From Group 1, to the Trustee, the Trustee fee amount remaining unpaid from (1) above, if any;
3.           To the Swap Account, any Net Swap Payment or Swap Termination Payment (if the Swap Agreement default is attributable to the trust) owed to the Swap Provider;
4.           Concurrently, to the Class A Certificates, Accrued Certificate Interest and any Interest Carry Forward Amounts for such Classes, pro rata; provided that (a) the Class 1-A Certificates receive interest from the Interest Remittance Amount of the Group 1 Loans before any interest is allocated to such classes from the Interest Remittance Amount of the loan group 2 loans and (b) interest amounts distributed to Class 2-A-1 Certificates and Class 2-A-2 Certificates are allocated from the Interest Remittance Amount of the loan group 2 loans prior to amounts being paid to such classes from the Interest Remittance Amount of loan group 1 loans;
5.           To the Class M-1 Certificates, first from the Interest Remittance Amount for Loan Group 2 and then from the Interest Remittance Amount for Loan Group 1, Accrued Certificate Interest and any Interest Carry Forward Amount for such Class;
6.           To the Class M-2 Certificates, first from the Interest Remittance Amount for Loan Group 2 and then from the Interest Remittance Amount for Loan Group 1, Accrued Certificate Interest and any Interest Carry Forward Amount for such Class;
7.           To the Class M-3 Certificates, first from the Interest Remittance Amount for Loan Group 2 and then   from the Interest Remittance Amount for Loan Group 1, Accrued Certificate Interest and any Interest Carry Forward Amount for such Class;
8.           To the Class M-4 Certificates, first from the Interest Remittance Amount for Loan Group 2 and then    from the Interest Remittance Amount for Loan Group 1, Accrued Certificate Interest and any Interest Carry Forward Amount for such Class;
9.           To the Class M-5 Certificates, first from the Interest Remittance Amount for Loan Group 2 and then   from the Interest Remittance Amount for Loan Group 1, Accrued Certificate Interest and any Interest Carry Forward Amount for such Class;
10.           To the Class M-6 Certificates, first from the Interest Remittance Amount for Loan Group 2 and then   from the Interest Remittance Amount for Loan Group 1, Accrued Certificate Interest and any Interest Carry Forward Amount for such Class;
11.           To the Class M-7 Certificates, first from the Interest Remittance Amount for Loan Group 2 and then from the Interest Remittance Amount for Loan Group 1, Accrued Certificate Interest and any Interest Carry Forward Amount for such Class;
12.           To the Class M-8 Certificates, first from the Interest Remittance Amount for Loan Group 2 and then from the Interest Remittance Amount for Loan Group 1, Accrued Certificate Interest and any Interest Carry Forward Amount for such Class;
13.           To the Class M-9 Certificates, first from the Interest Remittance Amount for Loan Group 2 and then          from the Interest Remittance Amount for Loan Group 1, Accrued Certificate Interest and any Interest Carry Forward Amount for such Class; and
14.             For application as part of monthly excess cash flow.

II.	Before the Stepdown Date or during a Trigger Event, collections of principal shall be allocated according to the following priority:

1.    First from the Principal Remittance Amount derived from loan group 2, and then from the Principal Remittance Amount derived from loan group 1, to the Swap Account, any unpaid Swap Termination Payment owed to the Swap Provider (if the Swap Agreement default is attributable to the trust);
2.    From the Principal Remittance Amount derived from loan group 1, sequentially, first to (x) the Class 1-A Certificates, and then to (y) the Class 2-A-1 and Class 2-A-2 Certificates, in that order,  until the respective Class Principal Balance of such classes has been reduced to zero; and

3.    From the Principal Remittance Amount derived from loan group 2, sequentially, first to (w)
the Class R Certificates, second to (x) on the first distribution date after the expiration of the latest expiring prepayment penalty term, to the Class P Certificates, until the Class Principal Balance of such class has been reduced to zero, and third (y) the Class 2-A-1 and Class 2-A-2 Certificates, in that order and then fourth to (y) the Class 1-A Certificates, until the respective Class Principal Balance of such classes has been reduced to zero;

4.    Sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, until the respective Class Certificate Balances are reduced to zero; and

5. For application as part of monthly excess cash flow.

III.	On and after the Stepdown Date (assuming no Trigger Event is in effect), collections of principal shall be allocated according to the following priority:

1.    First from the Principal Remittance Amount derived from loan group 2, and then from the Principal Remittance Amount derived from loan group 1, to the Swap Account, any unpaid Swap Termination Payment owed to the Swap Provider (if the Swap Agreement default is attributable to the trust);
2.    From the Principal Remittance Amount derived from loan group 1, sequentially, first to (x)
the Class 1-A Certificates, and then to (y) the Class 2-A-1 and Class 2-A-2 Certificates, in that order,    the Group 1 Allocation Amount and the component of the Principal Remittance Amount representing payments under the Swap Agreement to cover Realized Losses on the group 1 mortgage loans, until the respective Class Principal Balances are reduced to zero;

3.    From the Principal Remittance Amount derived from loan group 2, sequentially, first to (x)
the Class 2-A-1 Certificates and Class 2-A-2 Certificates, in that order, and then to (y) the Class 1-A Certificates, the Group 2 Allocation Amount and the component of the Principal Remittance Amount representing payments under the Swap Agreement to cover Realized Losses on the group 2 mortgage loans, until the respective Class Principal Balances are reduced to zero;

4.    Sequentially, to the Class M-1, Class M-2, Class M-3 Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates (until the respective class principal balances have been reduced to zero) in accordance with the Target Credit Enhancement percentages for each class; and

5. For application as part of each month’s excess cash flow.

IV.	Any amount remaining after distributions in clauses I, II and III above shall be distributed to the certificates in the following order of priority:

1. (A) Until the aggregate Class Principal Balance of the certificates equals the aggregate loan balance for such Distribution Date minus the required overcollateralization amount for such date, on each Distribution Date (a) prior to the Stepdown Date or (b) with respect to which a Trigger Event has occurred, to the extent of Monthly Excess Interest for such Distribution Date, to the certificates, in the following order of priority:

(a) (i) to the extent of the Monthly Excess Interest derived from loan group 1, sequentially, first to
(x) the Class 1-A Certificates and then to (y) the Class 2-A-1 Certificates and Class 2-A-2 Certificates, in that order, the Group 1 Excess Interest Amount, until the respective Class Principal Balances have been reduced to zero; and
(ii) to the extent of the Monthly Excess Interest derived from loan group 2, sequentially, first to (x) the Class 2-A-1 Certificates and Class 2-A-2  Certificates, in that order, and then to (y) the Class 1-A Certificates, until the respective Class Principal Balances have been reduced to zero;
(b) to the Class M-1 Certificates, until the Class Principal Balance has been reduced to zero;
(c) to the Class M-2 Certificates, until the Class Principal Balance has been reduced to zero;
(d) to the Class M-3 Certificates, until the Class Principal Balance has been reduced to zero;
(e) to the Class M-4 Certificates, until the Class Principal Balance has been reduced to zero;
(f) to the Class M-5 Certificates, until the Class Principal Balance has been reduced to zero;
(g) to the Class M-6 Certificates, until the Class Principal Balance has been reduced to zero;
(h) to the Class M-7 Certificates, until the Class Principal Balance has been reduced to zero;
(i)  to the Class M-8 Certificates, until the Class Principal Balance has been reduced to zero; and
(j)  to the Class M-9 Certificates, until the Class Principal Balance has been reduced to zero;

    (B) On each Distribution Date on or after the Stepdown Date and with respect to which a Trigger Event has not occurred, to fund any principal distributions required to be made on such Distribution Date set forth above in subclause III (above), after giving effect to the distribution of the Principal Payment Amount for such date, in accordance with the priorities set forth therein;

2.    To the Class M-1 Certificates, any unpaid realized loss amounts for such Class; **

3. To the Class M-2 Certificates, any unpaid realized loss amounts for such Class; ** 4. To the Class M-3 Certificates, any unpaid realized loss amounts for such Class; **
5. To the Class M-4 Certificates, any unpaid realized loss amounts for such Class; ** 6. To the Class M-5 Certificates, any unpaid realized loss amounts for such Class; **
7. To the Class M-6 Certificates, any unpaid realized loss amounts for such Class; **

8.    To the Class M-7 Certificates, any unpaid realized loss amounts for such Class; **
9.    To the Class M-8 Certificates, any unpaid realized loss amounts for such Class; **
10.   To the Class M-9 Certificates, any unpaid realized loss amounts for such Class; **
11.   To the Class A Certificates, any Basis Risk Carry Forward Amounts, for such Classes, prorata;**

12.   To the Class M-1 Certificates, any Basis Risk Carry Forward Amounts for such Class;**
13.   To the Class M-2 Certificates, any Basis Risk Carry Forward Amounts for such Class;**
14.   To the Class M-3 Certificates, any Basis Risk Carry Forward Amounts for such Class;**
15.   To the Class M-4 Certificates, any Basis Risk Carry Forward Amounts for such Class;**
16.   To the Class M-5 Certificates, any Basis Risk Carry Forward Amounts for such Class;**
17.   To the Class M-6 Certificates, any Basis Risk Carry Forward Amounts for such Class;**
18.   To the Class M-7 Certificates, any Basis Risk Carry Forward Amounts for such Class;**
19.   To the Class M-8 Certificates, any Basis Risk Carry Forward Amounts for such Class;**
20.   To the Class M-9 Certificates, any Basis Risk Carry Forward Amounts for such Class;**
21.  To the Basis Risk Reserve Fund, any amounts required to be paid thereto;

22.   To the Swap Account, any Swap Termination Payment (if the Swap Agreement default is attributable to the Swap Provider) owed to the Swap Provider
23.   To the Class X Certificates, the amount distributable thereon pursuant to the pooling and servicing agreement; and
24.   To the Class R Certificates, any remaining amount.

**
Distributions pursuant to line items 2 through 20 in the excess cashflow waterfall (above) on any distribution date will be made after giving effect to withdrawals from the Swap Account to pay unpaid realized loss amounts and Basis Risk Carry Forward Amounts to the Certificates on such date.  Refer to page 11 for priorities of the payments from the Swap Account.

Swap Agreement

The Swap Agreement Lower Bound and Upper Bound amounts are shown in the table below. For any Distribution Date, the Swap Agreement notional amount is determined as follows:

1)
If the sum of the ending class certificate principal balances of the Class 1-A, Class 2-A-1, Class 2-A-2, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates for the immediately preceding Distribution Date is greater than the Lower Bound and less than the Upper Bound, the Swap Agreement notional amount will equal the sum of the class certificate principal balances of the Class 1-A, Class 2-A-1, Class 2-A-2, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates.

2)
if the sum of the ending  class certificate principal balances of the Class 1-A, Class 2-A-1, Class 2-A-2, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates for the immediately preceding Distribution Date is less than or equal to the Lower Bound, the Swap Agreement notional amount will equal the Lower Bound.

3)
if the sum of the ending class certificate principal balances of the Class 1-A, Class 2-A-1, Class 2-A-2, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates for the immediately preceding Distribution Date is greater than or equal to the Upper Bound, the Swap Agreement notional amount will equal the Upper Bound.

Under the Swap Agreement, the Supplemental Interest Trust shall be obligated to pay to the Swap Provider an amount equal to approximately [5.15%] (per annum) (30/360 accrual) on the Swap Agreement notional amount for the related period and the Supplemental Interest Trust will be entitled to receive from the Swap Provider an amount equal to One-Month LIBOR (as determined pursuant to the Swap Agreement) on the Swap Agreement notional amount for the related period, accrued (on an actual/360 basis) during each Swap Agreement accrual period until the Swap Agreement is retired. Only the Net Swap Payment of the two obligations above will be paid by the appropriate party.

Swap Payments:
Funds payable under the Swap Agreement (i.e., Net Swap Payment from either the trust or the Swap Provider) will be deposited into a reserve account (the “Swap Account”).

Funds in the Swap Account which are payable to the Swap Provider will be distributed from any available funds priorto distributions on the Certificates (as described herein under “Distributions to Certificateholders” (page 8)) on each Distribution Date in the following order of priority:

1.     To the Swap Provider, any Net Swap Payment owed for such Distribution Date; and
2.  To the Swap Provider, any Swap Termination Payment not due to a Swap Provider Trigger Event.

Funds in the Swap Account that are payable to the trust will be distributed on each Distribution Date in the following order of priority:

1.     To pay the Class A Certificates Accrued Certificate Interest and any Interest Carry Forward Amounts, to the extent unpaid from the Interest Remittance Amount;
2.     To pay the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, Accrued Certificate Interest and any Interest Carry Forward Amounts, to the extent unpaid from the Interest Remittance Amount;
3.     To the Principal Remittance Amount, up to the amount required to maintain the required overcollateralization amount for such date;
4.     To pay the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, any unpaid realized loss amounts, with interest thereon at the applicable pass-through rate, prior to giving effect to amounts available to be paid in respect of such amounts as described hereunder under Section IV (page 9) on such Distribution Date;
5.    To pay, first to the Class A Certificates on a pro rata basis, and second, sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, any Basis Risk Carry Forward Amounts for such Distribution Date, prior to giving effect to amounts available to be paid in respect of such amounts as described hereunder under Section IV (page 9) on such Distribution Date; and
6.     To the Class X Certificates.

On any Distribution Date, amounts distributed pursuant to paragraph 3 above will be limited to Realized Losses on the mortgage loans incurred during the related or prior Collection Periods with respect to which amounts were not previously distributed from the Swap Account described herein.

Select Portfolio Servicing, Inc. (SPS): New Century Mortgage Corporation: Static Pool Data:
In the past, Select Portfolio Servicing, Inc. entered into consent agreements with certain regulatory agencies, including a Consent Agreement dated November 23, 2003 with the FTC and HUD. In some of these agreements, while not admitting liability, SPS agreed to refund certain amounts to consumers, establish redress funds, refrain from engaging in certain actions or implement certain practices prospectively.

SPS is examined for compliance with state and local laws by numerous regulators. No assurance can be given that SPS's regulators will not inquire into its practices, policies or procedures in the future. It is possible that any of SPS's regulators will order SPS to change or revise its practices, policies or procedures in the future. Any such change or revisions may have a material impact on the future income from SPS's operations.

The occurrence of one or more of the foregoing events or a determination by any court or regulatory agency that SPS's policies and procedures do not comply with applicable law could lead to downgrades by one or more rating agencies, a transfer of SPS's servicing responsibilities, increased delinquencies on the mortgage loans serviced by SPS, delays in distributions or losses on the offered certificates, or any combination of these events.

Recent developments regarding New Century Financial Corporation.

New Century Financial Corporation, parent of New Century Mortgage Corporation, NC Capital Corporation, NC Credit Corporation, Home123 Corporation and NC Asset Holding, L.P., has recently experienced severe financial difficulties, and on April 2, 2007, New Century Financial Corporation filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. New Century Financial Corporation previously announced that its lenders will no longer provide financing to it or its subsidiaries, that these lenders have also notified New Century Financial Corporation of certain events of default under various mortgage loan financing arrangements, and that, as a result, these lenders have sold or intend to sell any outstanding mortgage loans subject to these financing arrangements. In addition, New Century Financial Corporation announced that it and its subsidiaries have ceased selling mortgage loans to or servicing mortgage loans for Federal Home Loan Mortgage Corp. and Federal National Mortgage Association. New Century Financial Corporation also announced that it has received cease and desist orders from numerous states alleging violations of state laws. In addition, the Securities and Exchange Commission and the U.S. Attorney’s office have commenced investigations into certain of New Century Financial Corporation's financial statements. New Century Financial Corporation and certain of its subsidiaries have recently entered into a Stipulated Preliminary Injunction with the Ohio Attorney General and the Ohio Department of Commerce, Division of Financial Institutions which, among other things, restricts New Century Financial Corporation, its subsidiaries and their respective agents, officers, employees and anyone acting in concert or participation with them from initiating new foreclosure actions or continuing to prosecute pending foreclosure actions or evicting consumers in Ohio without prior approval from the state of Ohio.

Please refer to Exhibit A for additional information regarding New Century Mortgage Corporation.

Investors may find additional information about the original characteristics and delinquency, loss and prepayment experience of certain prior securitized pools of similar assets prepared by the Seller at http://www.credit-suisse.csmc.static-pool.com.

Bond Summary

To Call

To Maturity

Effective Collateral Net WAC – Class 1-A

Spot LIBOR	Stressed LIBOR

Effective Collateral Net WAC – Class 2-A-1 and Class 2-A-2

Spot LIBOR	Stressed LIBOR

Effective Collateral Net WAC – Mezzanine Classes

Spot LIBOR	Stressed LIBOR

Breakeven CDR Table

The tables below display the Constant Default Rate (“CDR”), and the related cumulative collateral loss, that can be sustained without the referenced Class incurring a writedown. Calculations are run to maturity at both static and forward LIBOR. Other assumptions incorporated include: (1) prepayment speed is 100% PPC, (2) 40% loss severity, (3) 12 month lag from default to loss, (4) 100% principal and interest advancing and (5) triggers fail (i.e., no stepdown):

Statistical Collateral Summary – Aggregate Collateral

The following collateral information is approximate as of August 1, 2007 ("the Cut-off Date").  The prospectus will contain final collateral information as of the Cut-off Date.

As of the Cut-off Date, none of the Mortgage Loans were delinquent.

The Loan-to-Value (LTV) ratios displayed in the tables below with respect to senior lien mortgage loans were calculated by dividing the original principal balance for each senior lien mortgage loan by the original appraisal value for the related property if the loan purpose was refinance, or the lesser of the original appraisal value and the purchase price for the related property if the loan purpose was purchase.  The Combined Loan-to-Value (CLTV) ratios displayed in the tables below with respect to junior lien mortgage loans were calculated by dividing the sum of the original principal balance for each junior lien mortgage loan and the original principal balance for any related senior lien mortgage loan by the original appraisal value for the related property if the loan purpose was refinance, or the lesser of the original appraisal value and the purchase price for the related property if the loan purpose was purchase.  In each case, more recent property values may be available which may vary from the original appraisal value.

Total Number of Loans	3,051
Total Outstanding Loan Balance	$620,038,789*	Min	Max
Average Loan Current Balance	$203,225	$8,111	$1,250,000
Weighted Average Original LTV	83.1%**
Weighted Average Coupon	8.07%	4.38%	14.63%
Arm Weighted Average Coupon	8.00%
Fixed Weighted Average Coupon	8.30%
Weighted Average Margin	5.56%	0.00%	10.00%
Weighted Average FICO (Non-Zero)	643
Weighted Average Age (Months)	7
% First Liens	94.6%
% Second Liens	5.4%
% Arms	74.5%
% Fixed	25.5%
% of Loans with Mortgage Insurance	2.6%
*      Total collateral will be approximately [$620,038,789]
**      Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Current Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
4.38 - 5.00	2	343,164	0.1	4.40	67.8	709
5.01 - 5.50	6	1,963,134	0.3	5.49	76.5	735
5.51 - 6.00	58	14,399,391	2.3	5.85	75.3	686
6.01 - 6.50	270	69,654,834	11.2	6.36	79.0	686
6.51 - 7.00	328	86,112,330	13.9	6.79	80.6	663
7.01 - 7.50	263	68,982,429	11.1	7.30	81.3	657
7.51 - 8.00	392	93,969,959	15.2	7.80	82.1	642
8.01 - 8.50	293	62,601,601	10.1	8.28	84.1	632
8.51 - 9.00	367	83,044,655	13.4	8.78	84.9	624
9.01 - 9.50	221	42,326,142	6.8	9.27	86.6	614
9.51 - 10.00	312	43,314,010	7.0	9.77	85.0	594
10.01 - 10.50	136	20,884,057	3.4	10.27	86.3	605
10.51 - 11.00	136	12,673,018	2.0	10.76	89.5	633
11.01 - 11.50	95	7,357,758	1.2	11.25	90.8	629
11.51 - 12.00	95	7,632,998	1.2	11.81	96.4	666
12.01 - 14.63	77	4,779,311	0.8	12.39	98.8	657
Total:	3,051	620,038,789	100.0	8.07	83.1	643
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
FICO	Loans	Balance ($)	Balance	%	%	FICO
Unavailable	3	412,482	0.1	6.00	83.4	0
426 - 450	1	97,695	0.0	10.45	95.0	450
451 - 475	8	1,820,934	0.3	9.56	85.0	465
476 - 500	27	4,434,708	0.7	9.28	80.9	489
501 - 525	182	29,707,418	4.8	9.15	78.1	511
526 - 550	100	16,443,049	2.7	9.03	79.0	540
551 - 575	157	31,365,184	5.1	8.74	79.4	564
576 - 600	239	50,497,431	8.1	8.51	82.8	588
601 - 625	446	93,189,944	15.0	8.11	84.1	613
626 - 650	539	117,778,949	19.0	8.06	84.4	639
651 - 675	431	101,314,078	16.3	7.86	84.3	662
676 - 700	342	74,949,169	12.1	7.61	83.1	687
701 - 725	205	34,455,078	5.6	8.03	84.4	712
726 - 750	159	24,948,848	4.0	7.69	84.4	738
751 - 775	124	21,502,629	3.5	7.61	82.1	762
776 - 800	74	14,524,146	2.3	6.85	79.3	788
801 - 823	14	2,597,048	0.4	6.51	71.0	805
Total:	3,051	620,038,789	100.0	8.07	83.1	643
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Lien Position	Loans	Balance ($)	Balance	%	%	FICO
First Lien	2,477	586,368,580	94.6	7.94	82.2	640
Second Lien	574	33,670,209	5.4	10.43	97.9	697
Total:	3,051	620,038,789	100.0	8.07	83.1	643
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Scheduled Balance ($)	Loans	Balance ($)	Balance	%	%	FICO
8,111 - 50,000	328	10,756,059	1.7	10.00	96.3	686
50,001 - 100,000	553	40,980,848	6.6	9.45	86.8	636
100,001 - 150,000	545	67,767,994	10.9	8.56	83.2	633
150,001 - 200,000	416	72,626,093	11.7	8.06	81.0	632
200,001 - 250,000	307	68,700,237	11.1	8.02	81.9	624
250,001 - 300,000	226	62,310,172	10.0	7.93	81.6	645
300,001 - 350,000	164	53,280,469	8.6	7.70	82.2	641
350,001 - 400,000	164	61,404,690	9.9	7.82	83.7	646
400,001 - 450,000	117	49,589,977	8.0	7.63	82.7	651
450,001 - 500,000	82	38,792,165	6.3	7.74	85.0	652
500,001 - 550,000	39	20,528,890	3.3	7.86	81.8	648
550,001 - 600,000	37	21,305,406	3.4	7.97	84.6	662
600,001 - 650,000	29	18,068,025	2.9	7.47	85.0	682
650,001 - 700,000	20	13,499,242	2.2	8.24	85.8	648
700,001 - 750,000	9	6,492,349	1.0	7.69	81.6	658
750,001 - 800,000	5	3,900,694	0.6	7.95	83.8	656
800,001 - 850,000	2	1,650,182	0.3	7.83	81.9	643
850,001 - 900,000	2	1,775,515	0.3	8.24	77.5	667
900,001 - 950,000	1	937,494	0.2	7.75	74.6	636
950,001 - 1,250,000	5	5,672,287	0.9	6.75	67.9	681
Total:	3,051	620,038,789	100.0	8.07	83.1	643
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Original LTV (%) *	Loans	Balance ($)	Balance	%	%	FICO
13.95 - 50.00	64	9,994,912	1.6	7.44	41.9	636
50.01 - 55.00	24	4,087,805	0.7	7.91	52.9	606
55.01 - 60.00	44	8,876,607	1.4	7.31	57.8	650
60.01 - 65.00	71	16,846,087	2.7	7.96	63.3	615
65.01 - 70.00	90	19,584,221	3.2	8.03	68.9	636
70.01 - 75.00	150	33,085,442	5.3	8.08	73.9	611
75.01 - 80.00	1,002	249,246,711	40.2	7.47	79.8	658
80.01 - 85.00	253	55,326,408	8.9	8.46	84.5	601
85.01 - 90.00	390	84,725,783	13.7	8.50	89.6	634
90.01 - 95.00	350	89,504,670	14.4	8.61	94.7	637
95.01 - 100.00	613	48,760,143	7.9	9.32	99.9	676
Total:	3,051	620,038,789	100.0	8.07	83.1	643
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Prepay Penalty in Years	Loans	Balance ($)	Balance	%	%	FICO
0	1,709	314,070,365	50.7	8.11	83.5	652
1	114	36,091,556	5.8	8.14	82.5	645
2	777	180,240,104	29.1	8.16	83.4	624
3	451	89,636,763	14.5	7.73	81.0	648
Total:	3,051	620,038,789	100.0	8.07	83.1	643
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Documentation Type	Loans	Balance ($)	Balance	%	%	FICO
Full	2,024	391,016,409	63.1	8.08	83.3	633
Reduced	129	26,079,045	4.2	8.16	85.2	637
Stated Income / Stated Assets	783	175,089,335	28.2	8.14	83.0	658
No Income / No Assets	113	27,516,518	4.4	7.51	77.8	686
No Ratio	2	337,482	0.1	7.21	80.0	726
Total:	3,051	620,038,789	100.0	8.07	83.1	643
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Occupancy Status	Loans	Balance ($)	Balance	%	%	FICO
Primary	2,638	542,995,123	87.6	7.97	82.9	640
Second Home	141	25,338,113	4.1	8.58	85.6	674
Investment	272	51,705,552	8.3	8.87	83.6	657
Total:	3,051	620,038,789	100.0	8.07	83.1	643
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
State	Loans	Balance ($)	Balance	%	%	FICO
California	515	161,897,841	26.1	7.75	82.0	658
Florida	267	51,299,675	8.3	8.21	82.3	633
Texas	439	49,929,037	8.1	7.89	84.6	643
Massachusetts	172	42,265,782	6.8	8.26	83.2	636
New York	113	38,556,059	6.2	7.80	82.4	655
Arizona	169	34,977,346	5.6	7.77	79.5	656
New Jersey	130	33,443,479	5.4	8.53	85.2	631
Maryland	69	18,079,816	2.9	8.37	83.6	620
Illinois	79	17,145,961	2.8	8.28	81.3	616
Georgia	98	14,207,259	2.3	8.53	86.0	635
Colorado	85	14,020,324	2.3	7.61	84.7	675
Nevada	61	12,341,591	2.0	7.77	80.8	653
Virginia	56	11,764,698	1.9	8.22	81.8	637
Washington	53	11,347,461	1.8	8.34	81.6	633
Pennsylvania	80	10,533,583	1.7	8.53	82.7	631
Other	665	98,228,874	15.8	8.46	85.4	628
Total:	3,051	620,038,789	100.0	8.07	83.1	643
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Purpose	Loans	Balance ($)	Balance	%	%	FICO
Purchase	1,490	259,913,148	41.9	8.00	85.5	664
Refinance - Rate Term	328	77,168,981	12.4	7.75	82.0	640
Refinance - Cashout	1,233	282,956,660	45.6	8.23	81.1	625
Total:	3,051	620,038,789	100.0	8.07	83.1	643
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Product	Loans	Balance ($)	Balance	%	%	FICO
Arm 2/28	718	185,440,996	29.9	8.14	84.1	636
Arm 2/28 - Balloon 40/30	431	105,786,725	17.1	8.50	82.2	613
Arm 2/28 - Balloon 50/30	103	29,825,747	4.8	8.14	84.9	643
Arm 3/27	129	29,655,230	4.8	8.12	82.3	631
Arm 3/27 - Balloon 40/30	97	25,119,978	4.1	8.53	80.4	597
Arm 3/27 - Balloon 50/30	7	2,181,670	0.4	7.67	87.5	671
Arm 5/25	262	81,845,593	13.2	6.82	78.3	705
Arm 7/23	5	1,902,312	0.3	5.92	81.5	717
Fixed Balloon 30/15	51	3,154,570	0.5	8.31	90.4	732
Fixed Balloon 40/30	104	21,997,166	3.5	8.24	80.1	606
Fixed Balloon 50/30	22	6,082,967	1.0	7.53	86.0	645
Fixed Rate	1,122	127,045,837	20.5	8.34	85.8	652
Total:	3,051	620,038,789	100.0	8.07	83.1	643
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Property Type	Loans	Balance ($)	Balance	%	%	FICO
Single Family Residence	2,043	414,328,549	66.8	8.14	82.7	638
PUD	641	126,239,530	20.4	7.77	83.6	656
Condo	210	39,608,167	6.4	8.21	84.3	644
2-4 Family	135	36,608,253	5.9	8.36	84.6	648
Manufactured Housing	13	1,530,219	0.2	7.41	66.1	667
Townhouse	7	1,074,896	0.2	6.80	85.4	689
Mixed Use	2	649,175	0.1	6.18	66.2	735
Total:	3,051	620,038,789	100.0	8.07	83.1	643
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Margin (%)	Loans	Balance ($)	Balance	%	%	FICO
<= 0.00	1	102,297	0.0	7.68	80.0	626
0.01 - 4.00	231	72,089,202	15.6	6.68	77.3	713
4.51 - 5.00	11	3,003,513	0.7	8.18	82.6	608
5.01 - 5.50	9	1,748,080	0.4	8.64	81.2	585
5.51 - 6.00	371	103,828,698	22.5	7.77	83.5	643
6.01 - 6.50	976	244,034,466	52.8	8.31	84.3	628
6.51 - 7.00	98	25,086,853	5.4	8.97	78.1	597
7.01 - 7.50	47	10,546,954	2.3	9.61	71.1	580
7.51 - 8.00	3	494,055	0.1	9.31	79.9	594
9.01 - 10.00	5	824,132	0.2	6.93	77.9	640
Total:	1,752	461,758,250	100.0	8.00	82.4	641
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Months to Rate Reset	Loans	Balance ($)	Balance	%	%	FICO
1 - 3	1	111,341	0.0	7.00	80.0	590
4 - 6	7	2,123,715	0.5	8.68	83.7	656
7 - 9	3	793,321	0.2	8.80	76.3	557
10 - 12	27	4,548,660	1.0	8.75	83.5	613
13 - 15	259	63,629,258	13.8	8.70	85.1	625
16 - 18	406	113,735,372	24.6	8.17	84.0	636
19 - 21	550	136,539,800	29.6	8.10	82.4	626
22 - 24	36	6,038,099	1.3	8.57	84.8	607
25 - 27	33	8,371,268	1.8	8.88	82.8	620
28 - 30	52	14,423,634	3.1	8.41	83.9	629
31 - 33	111	27,695,877	6.0	8.01	79.5	613
37>=	267	83,747,904	18.1	6.80	78.4	706
Total:	1,752	461,758,250	100.0	8.00	82.4	641
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Maximum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
10.38 - 11.50	5	1,736,154	0.4	5.28	75.1	727
11.51 - 12.00	18	4,916,962	1.1	5.81	74.7	690
12.01 - 12.50	119	37,725,249	8.2	6.37	77.2	701
12.51 - 13.00	174	52,663,869	11.4	6.71	80.1	672
13.01 - 13.50	148	46,397,688	10.0	7.13	80.8	660
13.51 - 14.00	196	54,942,279	11.9	7.55	81.0	646
14.01 - 14.50	153	43,005,472	9.3	7.91	81.1	636
14.51 - 15.00	255	67,082,555	14.5	8.27	83.1	630
15.01 - 15.50	160	39,208,203	8.5	8.64	85.2	623
15.51 - 16.00	213	54,510,708	11.8	9.06	85.2	613
16.01 - 16.50	112	25,038,250	5.4	9.47	88.1	623
16.51 - 17.00	113	19,812,333	4.3	9.89	86.0	600
17.01 - 17.50	53	9,896,173	2.1	10.34	83.9	586
17.51 - 18.00	22	3,088,770	0.7	10.89	81.3	586
18.01 - 19.05	11	1,733,588	0.4	11.41	94.3	618
Total:	1,752	461,758,250	100.0	8.00	82.4	641
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Minimum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
2.25 - 4.50	122	37,378,205	8.1	6.70	78.9	713
4.51 - 5.50	5	1,621,763	0.4	5.89	75.8	734
5.51 - 6.00	27	8,530,247	1.8	5.81	76.8	682
6.01 - 6.50	92	29,799,480	6.5	6.33	77.1	682
6.51 - 7.00	157	47,666,872	10.3	6.79	79.8	655
7.01 - 7.50	164	49,990,824	10.8	7.30	81.1	657
7.51 - 8.00	267	75,874,169	16.4	7.80	82.0	639
8.01 - 8.50	186	51,280,199	11.1	8.28	84.2	630
8.51 - 9.00	269	69,370,217	15.0	8.78	85.2	623
9.01 - 9.50	159	34,736,671	7.5	9.27	86.5	611
9.51 - 10.00	172	33,365,332	7.2	9.77	84.2	588
10.01 - 10.50	74	14,226,739	3.1	10.27	84.9	602
10.51 - 11.00	40	5,132,738	1.1	10.73	83.7	598
11.01 - 11.50	14	1,905,993	0.4	11.19	88.4	596
11.51 - 12.05	4	878,799	0.2	11.85	84.6	591
Total:	1,752	461,758,250	100.0	8.00	82.4	641
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Initial Periodic Cap (%)	Loans	Balance ($)	Balance	%	%	FICO
1.00	2	377,448	0.1	10.02	91.4	589
1.50	26	6,802,252	1.5	8.47	85.0	646
2.00	773	207,720,520	45.0	8.27	83.6	635
3.00	850	215,922,007	46.8	7.90	81.4	637
6.00	100	30,669,418	6.6	6.69	79.7	712
7.00	1	266,603	0.1	9.75	95.0	601
Total:	1,752	461,758,250	100.0	8.00	82.4	641
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Subsequent Periodic Cap (%)	Loans	Balance ($)	Balance	%	%	FICO
1.00	837	220,307,727	47.7	7.96	81.8	639
1.50	387	99,447,663	21.5	7.98	82.5	636
2.00	528	142,002,860	30.8	8.07	83.0	649
Total:	1,752	461,758,250	100.0	8.00	82.4	641
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Interest Only Period (Months)	Loans	Balance ($)	Balance	%	%	FICO
0	2,297	381,965,197	61.6	8.44	83.7	630
60	628	199,049,199	32.1	7.62	82.7	655
120	126	39,024,393	6.3	6.81	79.2	711
Total:	3,051	620,038,789	100.0	8.07	83.1	643
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Seasoning	Loans	Balance ($)	Balance	%	%	FICO
4 - 6	1,955	400,479,883	64.6	7.78	82.0	651
7 - 9	712	147,694,449	23.8	8.53	85.6	633
10 - 12	321	61,059,723	9.8	8.85	83.6	618
13 - 15	45	6,809,960	1.1	8.36	85.6	629
16 - 18	7	2,351,479	0.4	8.86	83.7	636
19 - 21	9	1,538,147	0.2	7.23	78.7	637
22 - 24	1	25,759	0.0	7.13	90.0	727
31 - 33	1	79,389	0.0	10.65	90.0	522
Total:	3,051	620,038,789	100.0	8.07	83.1	643
*      Note, for second liens, CLTV is employed in this calculation.

Statistical Collateral Summary – Group 1 Collateral

The following collateral information is approximate as of August 1, 2007 ("the Cut-off Date").  The prospectus will contain final collateral information as of the Cut-off Date.

As of the Cut-off Date, none of the Mortgage Loans were delinquent.

The Loan-to-Value (LTV) ratios displayed in the tables below with respect to senior lien mortgage loans were calculated by dividing the original principal balance for each senior lien mortgage loan by the original appraisal value for the related property if the loan purpose was refinance, or the lesser of the original appraisal value and the purchase price for the related property if the loan purpose was purchase.  The Combined Loan-to-Value (CLTV) ratios displayed in the tables below with respect to junior lien mortgage loans were calculated by dividing the sum of the original principal balance for each junior lien mortgage loan and the original principal balance for any related senior lien mortgage loan by the original appraisal value for the related property if the loan purpose was refinance, or the lesser of the original appraisal value and the purchase price for the related property if the loan purpose was purchase.  In each case, more recent property values may be available which may vary from the original appraisal value.

Total Number of Loans	2,772
Total Outstanding Loan Balance	$468,816,501*	Min	Max
Average Loan Current Balance	$169,126	$8,111	$665,000
Weighted Average Original LTV	83.1%**
Weighted Average Coupon	8.18%	4.38%	14.63%
Arm Weighted Average Coupon	8.09%
Fixed Weighted Average Coupon	8.38%
Weighted Average Margin	5.64%	0.00%	10.00%
Weighted Average FICO (Non-Zero)	639
Weighted Average Age (Months)	7
% First Liens	93.0%
% Second Liens	7.0%
% Arms	69.0%
% Fixed	31.0%
% of Loans with Mortgage Insurance	3.4%
*      Total collateral will be approximately [$468,816,501]
**      Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Current Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
4.38 - 5.00	2	343,164	0.1	4.40	67.8	709
5.01 - 5.50	4	733,134	0.2	5.46	66.2	755
5.51 - 6.00	54	12,042,954	2.6	5.85	75.4	688
6.01 - 6.50	236	51,120,493	10.9	6.37	79.9	685
6.51 - 7.00	280	61,207,017	13.1	6.79	80.8	661
7.01 - 7.50	225	46,944,664	10.0	7.32	81.4	652
7.51 - 8.00	341	66,852,665	14.3	7.79	81.7	636
8.01 - 8.50	266	48,036,883	10.2	8.27	83.5	628
8.51 - 9.00	327	59,815,875	12.8	8.78	83.6	618
9.01 - 9.50	206	34,945,871	7.5	9.27	85.7	607
9.51 - 10.00	299	36,680,055	7.8	9.77	85.1	597
10.01 - 10.50	131	18,414,302	3.9	10.27	85.7	603
10.51 - 11.00	135	12,382,092	2.6	10.76	89.4	630
11.01 - 11.50	94	6,885,024	1.5	11.25	90.2	625
11.51 - 12.00	95	7,632,998	1.6	11.81	96.4	666
12.01 - 14.63	77	4,779,311	1.0	12.39	98.8	657
Total:	2,772	468,816,501	100.0	8.18	83.1	639
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
FICO	Loans	Balance ($)	Balance	%	%	FICO
Unavailable	3	412,482	0.1	6.00	83.4	0
426 – 450	1	97,695	0.0	10.45	95.0	450
451 – 475	8	1,820,934	0.4	9.56	85.0	465
476 – 500	26	3,770,658	0.8	9.19	78.4	491
501 – 525	178	27,678,706	5.9	9.14	77.5	511
526 – 550	99	15,892,629	3.4	9.06	78.5	540
551 – 575	147	26,470,860	5.6	8.71	78.7	563
576 – 600	216	38,971,311	8.3	8.57	82.0	588
601 – 625	404	70,645,967	15.1	8.17	83.5	613
626 – 650	480	86,794,504	18.5	8.15	84.8	639
651 – 675	374	68,764,176	14.7	8.02	84.8	661
676 – 700	306	54,810,115	11.7	7.67	84.6	687
701 – 725	189	25,491,093	5.4	8.06	84.7	712
726 – 750	152	21,320,649	4.5	7.72	84.1	738
751 – 775	111	14,816,627	3.2	7.85	82.6	761
776 – 800	65	9,203,047	2.0	6.94	78.5	789
801 – 823	13	1,855,048	0.4	6.51	76.6	805
Total:	2,772	468,816,501	100.0	8.18	83.1	639
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Lien Position	Loans	Balance ($)	Balance	%	%	FICO
First Lien	2,201	436,125,373	93.0	8.01	81.9	634
Second Lien	571	32,691,128	7.0	10.47	98.3	696
Total:	2,772	468,816,501	100.0	8.18	83.1	639
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Scheduled Balance ($)	Loans	Balance ($)	Balance	%	%	FICO
8,111 - 50,000	328	10,756,059	2.3	10.00	96.3	686
50,001 - 100,000	553	40,980,848	8.7	9.45	86.8	636
100,001 - 150,000	545	67,767,994	14.5	8.56	83.2	633
150,001 - 200,000	416	72,626,093	15.5	8.06	81.0	632
200,001 - 250,000	306	68,459,837	14.6	8.01	81.9	624
250,001 - 300,000	225	62,019,245	13.2	7.91	81.5	644
300,001 - 350,000	164	53,280,469	11.4	7.70	82.2	641
350,001 - 400,000	164	61,404,690	13.1	7.82	83.7	646
400,001 - 450,000	52	21,492,161	4.6	7.62	82.8	659
450,001 - 500,000	8	3,789,036	0.8	7.77	87.5	655
500,001 - 550,000	6	3,095,832	0.7	8.35	85.9	643
600,001 - 650,000	4	2,479,236	0.5	8.26	87.2	655
650,001 - 665,000	1	665,000	0.1	8.53	70.0	659
Total:	2,772	468,816,501	100.0	8.18	83.1	639
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Original LTV (%) *	Loans	Balance ($)	Balance	%	%	FICO
13.95 - 50.00	62	8,149,912	1.7	7.67	40.1	629
50.01 - 55.00	23	3,664,191	0.8	8.15	52.9	600
55.01 - 60.00	41	7,165,242	1.5	7.38	57.7	630
60.01 - 65.00	67	13,966,453	3.0	8.09	63.4	606
65.01 - 70.00	81	14,752,370	3.1	8.00	68.9	627
70.01 - 75.00	140	26,880,915	5.7	8.20	73.9	606
75.01 - 80.00	873	180,622,165	38.5	7.55	79.7	653
80.01 - 85.00	231	43,547,321	9.3	8.62	84.5	593
85.01 - 90.00	353	64,156,320	13.7	8.61	89.6	627
90.01 - 95.00	291	58,358,367	12.4	8.66	94.8	639
95.01 - 100.00	610	47,553,244	10.1	9.32	99.9	676
Total:	2,772	468,816,501	100.0	8.18	83.1	639
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Prepay Penalty in Years	Loans	Balance ($)	Balance	%	%	FICO
0	1,576	240,509,287	51.3	8.23	84.1	648
1	90	23,311,973	5.0	8.17	82.1	648
2	691	133,434,909	28.5	8.28	82.7	619
3	415	71,560,332	15.3	7.85	80.3	639
Total:	2,772	468,816,501	100.0	8.18	83.1	639
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Documentation Type	Loans	Balance ($)	Balance	%	%	FICO
Full	1,866	304,023,887	64.8	8.17	83.3	629
Reduced	119	20,892,753	4.5	8.36	85.4	635
Stated Income / Stated Assets	690	125,746,300	26.8	8.25	82.8	658
No Income / No Assets	95	17,816,080	3.8	7.66	77.3	669
No Ratio	2	337,482	0.1	7.21	80.0	726
Total:	2,772	468,816,501	100.0	8.18	83.1	639
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Occupancy Status	Loans	Balance ($)	Balance	%	%	FICO
Primary	2,389	408,306,462	87.1	8.07	82.8	636
Second Home	130	19,716,855	4.2	8.70	85.3	669
Investment	253	40,793,184	8.7	9.09	85.0	652
Total:	2,772	468,816,501	100.0	8.18	83.1	639
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
State	Loans	Balance ($)	Balance	%	%	FICO
California	380	88,418,372	18.9	7.89	81.8	656
Texas	433	46,853,360	10.0	7.94	84.8	643
Florida	255	45,487,141	9.7	8.25	81.3	629
Massachusetts	157	34,892,180	7.4	8.24	83.4	633
Arizona	157	27,163,322	5.8	7.80	80.1	650
New Jersey	115	25,809,117	5.5	8.55	83.9	628
New York	86	24,251,161	5.2	7.89	81.3	655
Maryland	61	14,079,772	3.0	8.57	82.4	615
Illinois	72	12,997,093	2.8	8.58	83.4	610
Nevada	61	12,341,591	2.6	7.77	80.8	653
Georgia	94	12,140,759	2.6	8.73	87.0	628
Colorado	81	11,421,778	2.4	7.62	85.3	674
Pennsylvania	78	9,590,893	2.0	8.53	82.3	629
Washington	49	9,137,219	1.9	8.54	82.2	633
Virginia	50	8,722,236	1.9	8.29	80.5	634
Other	643	85,510,506	18.2	8.49	85.3	625
Total:	2,772	468,816,501	100.0	8.18	83.1	639
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Purpose	Loans	Balance ($)	Balance	%	%	FICO
Purchase	1,385	204,537,908	43.6	8.14	86.2	661
Refinance - Rate Term	289	54,408,795	11.6	7.85	81.7	634
Refinance - Cashout	1,098	209,869,799	44.8	8.31	80.4	618
Total:	2,772	468,816,501	100.0	8.18	83.1	639
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Product	Loans	Balance ($)	Balance	%	%	FICO
Arm 2/28	610	126,077,050	26.9	8.26	83.5	631
Arm 2/28 - Balloon 40/30	385	81,845,243	17.5	8.51	81.5	610
Arm 2/28 - Balloon 50/30	86	20,708,731	4.4	8.14	84.4	641
Arm 3/27	116	22,181,219	4.7	8.08	81.5	630
Arm 3/27 - Balloon 40/30	86	19,691,371	4.2	8.71	80.5	583
Arm 3/27 - Balloon 50/30	6	1,741,104	0.4	7.59	86.9	661
Arm 5/25	208	50,527,658	10.8	6.80	79.1	706
Arm 7/23	3	685,662	0.1	5.99	74.9	704
Fixed Balloon 30/15	50	2,706,815	0.6	8.53	93.9	733
Fixed Balloon 40/30	97	18,506,847	3.9	8.45	79.3	598
Fixed Balloon 50/30	20	5,163,478	1.1	7.62	84.5	647
Fixed Rate	1,105	118,981,323	25.4	8.40	86.1	651
Total:	2,772	468,816,501	100.0	8.18	83.1	639
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Property Type	Loans	Balance ($)	Balance	%	%	FICO
Single Family Residence	1,839	305,953,691	65.3	8.27	82.7	632
PUD	581	91,942,967	19.6	7.83	83.8	653
Condo	202	35,648,841	7.6	8.25	84.1	644
2-4 Family	128	32,016,712	6.8	8.42	84.3	645
Manufactured Housing	13	1,530,219	0.3	7.41	66.1	667
Townhouse	7	1,074,896	0.2	6.80	85.4	689
Mixed Use	2	649,175	0.1	6.18	66.2	735
Total:	2,772	468,816,501	100.0	8.18	83.1	639
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Margin (%)	Loans	Balance ($)	Balance	%	%	FICO
<= 0.00	1	102,297	0.0	7.68	80.0	626
0.01 - 4.00	183	44,404,294	13.7	6.64	78.2	714
4.51 - 5.00	9	1,957,382	0.6	8.27	80.5	599
5.01 - 5.50	8	1,280,580	0.4	9.04	79.9	587
5.51 - 6.00	308	68,948,338	21.3	7.93	83.5	638
6.01 - 6.50	855	178,517,722	55.2	8.34	83.6	623
6.51 - 7.00	86	18,723,110	5.8	9.05	76.7	591
7.01 - 7.50	42	8,206,128	2.5	9.66	69.2	579
7.51 - 8.00	3	494,055	0.2	9.31	79.9	594
9.01 - 10.00	5	824,132	0.3	6.93	77.9	640
Total:	1,500	323,458,038	100.0	8.09	82.0	635
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Months to Rate Reset	Loans	Balance ($)	Balance	%	%	FICO
1 - 3	1	111,341	0.0	7.00	80.0	590
4 - 6	5	710,770	0.2	8.77	77.9	615
7 - 9	3	793,321	0.2	8.80	76.3	557
10 - 12	26	4,075,926	1.3	8.48	81.6	604
13 - 15	229	46,960,982	14.5	8.72	84.6	625
16 - 18	332	74,649,579	23.1	8.21	83.2	633
19 - 21	486	101,757,107	31.5	8.24	81.9	619
22 - 24	33	4,563,614	1.4	8.50	83.6	601
25 - 27	30	6,502,717	2.0	9.23	83.9	605
28 - 30	43	9,795,212	3.0	8.45	82.4	630
31 - 33	101	22,324,151	6.9	8.05	79.5	603
37>=	211	51,213,319	15.8	6.79	79.0	706
Total:	1,500	323,458,038	100.0	8.09	82.0	635
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Maximum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
10.38 - 11.50	3	506,155	0.2	4.75	56.7	738
11.51 - 12.00	15	3,524,524	1.1	5.84	75.8	692
12.01 - 12.50	96	24,633,255	7.6	6.39	77.6	700
12.51 - 13.00	142	36,119,103	11.2	6.70	80.0	670
13.01 - 13.50	116	28,155,494	8.7	7.14	81.1	655
13.51 - 14.00	165	38,786,282	12.0	7.60	81.2	642
14.01 - 14.50	135	32,408,696	10.0	7.92	81.6	630
14.51 - 15.00	216	44,966,955	13.9	8.31	82.2	621
15.01 - 15.50	140	28,729,844	8.9	8.68	84.0	617
15.51 - 16.00	183	37,214,070	11.5	9.12	83.7	603
16.01 - 16.50	101	19,568,092	6.0	9.49	86.7	616
16.51 - 17.00	106	16,330,377	5.0	9.91	85.6	609
17.01 - 17.50	50	8,165,568	2.5	10.36	82.8	582
17.51 - 18.00	22	3,088,770	1.0	10.89	81.3	586
18.01 - 19.05	10	1,260,854	0.4	11.51	92.2	592
Total:	1,500	323,458,038	100.0	8.09	82.0	635
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Minimum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
2.25 - 4.50	98	23,806,724	7.4	6.64	79.5	715
4.51 - 5.50	3	391,764	0.1	7.11	54.3	771
5.51 - 6.00	23	6,173,810	1.9	5.80	77.5	685
6.01 - 6.50	73	19,032,163	5.9	6.35	78.6	682
6.51 - 7.00	125	30,965,838	9.6	6.81	79.8	653
7.01 - 7.50	136	33,805,768	10.5	7.33	80.8	651
7.51 - 8.00	222	51,542,133	15.9	7.79	81.4	632
8.01 - 8.50	159	36,715,481	11.4	8.26	83.5	625
8.51 - 9.00	230	47,041,408	14.5	8.77	83.4	617
9.01 - 9.50	144	27,356,401	8.5	9.27	85.3	602
9.51 - 10.00	160	27,184,369	8.4	9.78	84.4	592
10.01 - 10.50	70	11,997,384	3.7	10.28	83.8	599
10.51 - 11.00	40	5,132,738	1.6	10.73	83.7	598
11.01 - 11.50	13	1,433,259	0.4	11.21	84.6	566
11.51 - 12.05	4	878,799	0.3	11.85	84.6	591
Total:	1,500	323,458,038	100.0	8.09	82.0	635
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Initial Periodic Cap (%)	Loans	Balance ($)	Balance	%	%	FICO
1.00	2	377,448	0.1	10.02	91.4	589
1.50	23	4,889,690	1.5	8.42	85.1	632
2.00	650	139,893,253	43.2	8.35	82.9	631
3.00	743	157,291,682	48.6	8.03	81.4	629
6.00	81	20,739,362	6.4	6.69	79.9	714
7.00	1	266,603	0.1	9.75	95.0	601
Total:	1,500	323,458,038	100.0	8.09	82.0	635
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Subsequent Periodic Cap (%)	Loans	Balance ($)	Balance	%	%	FICO
1.00	719	156,111,796	48.3	8.09	81.7	630
1.50	342	72,767,958	22.5	8.05	82.3	631
2.00	439	94,578,284	29.2	8.14	82.4	647
Total:	1,500	323,458,038	100.0	8.09	82.0	635
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Interest Only Period (Months)	Loans	Balance ($)	Balance	%	%	FICO
0	2,177	320,139,647	68.3	8.50	83.6	628
60	494	123,922,974	26.4	7.64	82.4	652
120	101	24,753,881	5.3	6.73	79.9	711
Total:	2,772	468,816,501	100.0	8.18	83.1	639
*Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Seasoning	Loans	Balance ($)	Balance	%	%	FICO
4 - 6	1,776	304,186,883	64.9	7.90	82.3	646
7 - 9	641	109,390,845	23.3	8.63	85.0	630
10 - 12	296	47,108,662	10.0	8.90	83.3	617
13 - 15	43	5,548,283	1.2	8.70	85.6	616
16 - 18	5	938,534	0.2	9.21	79.3	575
19 - 21	9	1,538,147	0.3	7.23	78.7	637
22 - 24	1	25,759	0.0	7.13	90.0	727
31 - 33	1	79,389	0.0	10.65	90.0	522
Total:	2,772	468,816,501	100.0	8.18	83.1	639
*Note, for second liens, CLTV is employed in this calculation.

Statistical Collateral Summary –Group 2 Collateral

The following collateral information is approximate as of August 1, 2007 ("the Cut-off Date").  The prospectus will contain final collateral information as of the Cut-off Date.

As of the Cut-off Date, none of the Mortgage Loans were delinquent.

The Loan-to-Value (LTV) ratios displayed in the tables below with respect to senior lien mortgage loans were calculated by dividing the original principal balance for each senior lien mortgage loan by the original appraisal value for the related property if the loan purpose was refinance, or the lesser of the original appraisal value and the purchase price for the related property if the loan purpose was purchase.  The Combined Loan-to-Value (CLTV) ratios displayed in the tables below with respect to junior lien mortgage loans were calculated by dividing the sum of the original principal balance for each junior lien mortgage loan and the original principal balance for any related senior lien mortgage loan by the original appraisal value for the related property if the loan purpose was refinance, or the lesser of the original appraisal value and the purchase price for the related property if the loan purpose was purchase.  In each case, more recent property values may be available which may vary from the original appraisal value.

Total Number of Loans	279
Total Outstanding Loan Balance	$151,222,288*	Min	Max
Average Loan Current Balance	$542,015	$240,400	$1,250,000
Weighted Average Original LTV	83.1%**
Weighted Average Coupon	7.74%	5.50%	11.13%
Arm Weighted Average Coupon	7.77%
Fixed Weighted Average Coupon	7.39%
Weighted Average Margin	5.37%	2.25%	7.39%
Weighted Average FICO (Non-Zero)	657
Weighted Average Age (Months)	7
% First Liens	99.4%
% Second Liens	0.6%
% Arms	91.5%
% Fixed	8.5%
% of Loans with Mortgage Insurance	0.4%

*      Total collateral will be approximately [$151,222,288]
**      Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Current Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
5.50 - 5.50	2	1,229,999	0.8	5.50	82.6	723
5.51 - 6.00	4	2,356,437	1.6	5.85	75.2	676
6.01 - 6.50	34	18,534,341	12.3	6.33	76.3	690
6.51 - 7.00	48	24,905,313	16.5	6.77	80.2	669
7.01 - 7.50	38	22,037,765	14.6	7.26	81.1	669
7.51 - 8.00	51	27,117,294	17.9	7.82	83.2	658
8.01 - 8.50	27	14,564,717	9.6	8.32	86.0	642
8.51 - 9.00	40	23,228,780	15.4	8.78	88.3	637
9.01 - 9.50	15	7,380,271	4.9	9.30	91.0	643
9.51 - 10.00	13	6,633,955	4.4	9.74	84.2	574
10.01 - 10.50	5	2,469,755	1.6	10.23	91.2	619
10.51 - 11.00	1	290,926	0.2	10.75	95.0	724
11.01 - 11.13	1	472,734	0.3	11.13	100.0	688
Total:	279	151,222,288	100.0	7.74	83.1	657
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
FICO	Loans	Balance ($)	Balance	%	%	FICO
481 - 500	1	664,050	0.4	9.80	95.0	481
501 - 525	4	2,028,712	1.3	9.37	86.5	510
526 - 550	1	550,420	0.4	8.30	95.0	534
551 - 575	10	4,894,324	3.2	8.93	83.6	567
576 - 600	23	11,526,120	7.6	8.30	85.4	588
601 - 625	42	22,543,977	14.9	7.91	85.8	614
626 - 650	59	30,984,445	20.5	7.80	83.3	641
651 - 675	57	32,549,901	21.5	7.52	83.1	664
676 - 700	36	20,139,054	13.3	7.44	78.9	686
701 - 725	16	8,963,985	5.9	7.96	83.6	714
726 - 750	7	3,628,199	2.4	7.49	86.0	735
751 - 775	13	6,686,002	4.4	7.08	80.9	763
776 - 800	9	5,321,099	3.5	6.70	80.8	788
801 - 806	1	742,000	0.5	6.50	57.1	806
Total:	279	151,222,288	100.0	7.74	83.1	657
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Lien Position	Loans	Balance ($)	Balance	%	%	FICO
First Lien	276	150,243,207	99.4	7.73	83.1	656
Second Lien	3	979,081	0.6	8.95	84.4	711
Total:	279	151,222,288	100.0	7.74	83.1	657
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Scheduled Balance ($)	Loans	Balance ($)	Balance	%	%	FICO
240,400 - 250,000	1	240,400	0.2	10.40	100.0	658
250,001 - 300,000	1	290,926	0.2	10.75	95.0	724
400,001 - 450,000	65	28,097,816	18.6	7.65	82.5	644
450,001 - 500,000	74	35,003,129	23.1	7.74	84.7	652
500,001 - 550,000	33	17,433,058	11.5	7.77	81.1	649
550,001 - 600,000	37	21,305,406	14.1	7.97	84.6	662
600,001 - 650,000	25	15,588,789	10.3	7.35	84.6	686
650,001 - 700,000	19	12,834,243	8.5	8.22	86.6	648
700,001 - 750,000	9	6,492,349	4.3	7.69	81.6	658
750,001 - 800,000	5	3,900,694	2.6	7.95	83.8	656
800,001 - 850,000	2	1,650,182	1.1	7.83	81.9	643
850,001 - 900,000	2	1,775,515	1.2	8.24	77.5	667
900,001 - 950,000	1	937,494	0.6	7.75	74.6	636
950,001 - 1,250,000	5	5,672,287	3.8	6.75	67.9	681
Total:	279	151,222,288	100.0	7.74	83.1	657
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Original LTV (%) *	Loans	Balance ($)	Balance	%	%	FICO
49.58 - 50.00	2	1,845,000	1.2	6.42	49.9	669
50.01 - 55.00	1	423,614	0.3	5.83	53.1	648
55.01 - 60.00	3	1,711,365	1.1	7.03	57.9	734
60.01 - 65.00	4	2,879,634	1.9	7.31	62.9	657
65.01 - 70.00	9	4,831,851	3.2	8.13	68.8	664
70.01 - 75.00	10	6,204,526	4.1	7.52	73.7	635
75.01 - 80.00	129	68,624,545	45.4	7.28	79.8	672
80.01 - 85.00	22	11,779,087	7.8	7.87	84.7	628
85.01 - 90.00	37	20,569,462	13.6	8.18	89.7	656
90.01 - 95.00	59	31,146,303	20.6	8.52	94.5	632
95.01 - 100.00	3	1,206,899	0.8	9.42	100.0	664
Total:	279	151,222,288	100.0	7.74	83.1	657
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Prepay Penalty in Years	Loans	Balance ($)	Balance	%	%	FICO
0	133	73,561,078	48.6	7.74	81.6	664
1	24	12,779,583	8.5	8.09	83.2	641
2	86	46,805,195	31.0	7.83	85.3	639
3	36	18,076,431	12.0	7.26	83.4	683
Total:	279	151,222,288	100.0	7.74	83.1	657
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Documentation Type	Loans	Balance ($)	Balance	%	%	FICO
Full	158	86,992,523	57.5	7.75	83.4	650
Reduced	10	5,186,291	3.4	7.34	84.5	648
Stated Income / Stated Assets	93	49,343,035	32.6	7.85	83.3	657
No Income / No Assets	18	9,700,438	6.4	7.24	78.8	717
Total:	279	151,222,288	100.0	7.74	83.1	657
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Occupancy Status	Loans	Balance ($)	Balance	%	%	FICO
Primary	249	134,688,661	89.1	7.70	83.3	653
Second Home	11	5,621,258	3.7	8.18	86.3	693
Investment	19	10,912,368	7.2	8.02	78.5	676
Total:	279	151,222,288	100.0	7.74	83.1	657
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
State	Loans	Balance ($)	Balance	%	%	FICO
California	135	73,479,469	48.6	7.58	82.2	660
New York	27	14,304,899	9.5	7.64	84.2	654
Arizona	12	7,814,024	5.2	7.67	77.3	676
New Jersey	15	7,634,362	5.0	8.45	89.5	639
Massachusetts	15	7,373,601	4.9	8.34	82.3	650
Florida	12	5,812,533	3.8	7.91	90.3	662
Illinois	7	4,148,868	2.7	7.36	74.7	634
Maryland	8	4,000,043	2.6	7.69	87.7	639
Texas	6	3,075,678	2.0	7.10	82.1	655
Virginia	6	3,042,462	2.0	8.02	85.3	646
Colorado	4	2,598,546	1.7	7.58	82.1	683
Oregon	4	2,531,563	1.7	8.16	88.6	634
Washington	4	2,210,242	1.5	7.50	78.9	635
Georgia	4	2,066,500	1.4	7.35	80.3	675
Hawaii	3	2,048,662	1.4	8.11	89.8	639
Other	17	9,080,833	6.0	8.36	84.4	657
Total:	279	151,222,288	100.0	7.74	83.1	657
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Purpose	Loans	Balance ($)	Balance	%	%	FICO
Purchase	105	55,375,240	36.6	7.45	83.1	675
Refinance - Rate Term	39	22,760,185	15.1	7.53	82.8	653
Refinance - Cashout	135	73,086,862	48.3	8.03	83.2	644
Total:	279	151,222,288	100.0	7.74	83.1	657
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Product	Loans	Balance ($)	Balance	%	%	FICO
Arm 2/28	108	59,363,946	39.3	7.88	85.2	647
Arm 2/28 - Balloon 40/30	46	23,941,481	15.8	8.48	84.6	622
Arm 2/28 - Balloon 50/30	17	9,117,015	6.0	8.12	86.0	648
Arm 3/27	13	7,474,011	4.9	8.25	84.8	635
Arm 3/27 - Balloon 40/30	11	5,428,607	3.6	7.86	80.1	647
Arm 3/27 - Balloon 50/30	1	440,566	0.3	7.95	90.0	714
Arm 5/25	54	31,317,935	20.7	6.86	77.1	705
Arm 7/23	2	1,216,650	0.8	5.89	85.2	725
Fixed Balloon 30/15	1	447,754	0.3	7.00	69.2	730
Fixed Balloon 40/30	7	3,490,319	2.3	7.13	84.5	648
Fixed Balloon 50/30	2	919,490	0.6	7.00	94.6	633
Fixed Rate	17	8,064,513	5.3	7.57	81.7	667
Total:	279	151,222,288	100.0	7.74	83.1	657
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Property Type	Loans	Balance ($)	Balance	%	%	FICO
Single Family Residence	204	108,374,857	71.7	7.76	82.8	655
PUD	60	34,296,563	22.7	7.63	83.0	662
2-4 Family	7	4,591,541	3.0	7.99	87.1	672
Condo	8	3,959,326	2.6	7.93	86.5	642
Total:	279	151,222,288	100.0	7.74	83.1	657
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Margin (%)	Loans	Balance ($)	Balance	%	%	FICO
2.25 - 4.00	48	27,684,908	20.0	6.75	76.0	712
4.51 - 5.00	2	1,046,130	0.8	8.02	86.4	623
5.01 - 5.50	1	467,500	0.3	7.55	85.0	581
5.51 - 6.00	63	34,880,360	25.2	7.45	83.4	655
6.01 - 6.50	121	65,516,743	47.4	8.22	86.2	641
6.51 - 7.00	12	6,363,743	4.6	8.73	82.1	614
7.01 - 7.39	5	2,340,826	1.7	9.44	77.9	580
Total:	252	138,300,211	100.0	7.77	83.1	656
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Months to Rate Reset	Loans	Balance ($)	Balance	%	%	FICO
4 - 6	2	1,412,946	1.0	8.64	86.6	676
10 - 12	1	472,734	0.3	11.13	100.0	688
13 - 15	30	16,668,276	12.1	8.65	86.4	622
16 - 18	74	39,085,794	28.3	8.09	85.4	643
19 - 21	64	34,782,693	25.2	7.68	84.0	645
22 - 24	3	1,474,486	1.1	8.77	88.5	627
25 - 27	3	1,868,551	1.4	7.64	78.8	672
28 - 30	9	4,628,421	3.3	8.30	87.2	626
31 - 33	10	5,371,726	3.9	7.85	79.4	651
37>=	56	32,534,585	23.5	6.83	77.4	706
Total:	252	138,300,211	100.0	7.77	83.1	656
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Maximum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
11.50 - 11.50	2	1,229,999	0.9	5.50	82.6	723
11.51 - 12.00	3	1,392,437	1.0	5.76	71.8	687
12.01 - 12.50	23	13,091,993	9.5	6.34	76.4	701
12.51 - 13.00	32	16,544,765	12.0	6.71	80.3	676
13.01 - 13.50	32	18,242,194	13.2	7.12	80.4	668
13.51 - 14.00	31	16,155,997	11.7	7.41	80.7	655
14.01 - 14.50	18	10,596,776	7.7	7.90	79.5	653
14.51 - 15.00	39	22,115,600	16.0	8.17	85.0	647
15.01 - 15.50	20	10,478,359	7.6	8.52	88.5	641
15.51 - 16.00	30	17,296,637	12.5	8.93	88.4	635
16.01 - 16.50	11	5,470,157	4.0	9.39	92.9	644
16.51 - 17.00	7	3,481,956	2.5	9.77	87.8	555
17.01 - 17.50	3	1,730,605	1.3	10.22	88.9	602
18.01 - 18.13	1	472,734	0.3	11.13	100.0	688
Total:	252	138,300,211	100.0	7.77	83.1	656
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Minimum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
2.25 - 4.50	24	13,571,482	9.8	6.78	77.8	710
4.51 - 5.50	2	1,229,999	0.9	5.50	82.6	723
5.51 - 6.00	4	2,356,437	1.7	5.85	75.2	676
6.01 - 6.50	19	10,767,317	7.8	6.28	74.3	681
6.51 - 7.00	32	16,701,034	12.1	6.75	79.9	659
7.01 - 7.50	28	16,185,055	11.7	7.26	81.7	668
7.51 - 8.00	45	24,332,036	17.6	7.83	83.5	655
8.01 - 8.50	27	14,564,717	10.5	8.32	86.0	642
8.51 - 9.00	39	22,328,810	16.1	8.78	88.9	635
9.01 - 9.50	15	7,380,271	5.3	9.30	91.0	643
9.51 - 10.00	12	6,180,963	4.5	9.76	83.4	573
10.01 - 10.50	4	2,229,355	1.6	10.21	90.3	615
11.01 - 11.13	1	472,734	0.3	11.13	100.0	688
Total:	252	138,300,211	100.0	7.77	83.1	656
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Initial Periodic Cap (%)	Loans	Balance ($)	Balance	%	%	FICO
1.50	3	1,912,563	1.4	8.58	84.9	682
2.00	123	67,827,268	49.0	8.09	85.0	645
3.00	107	58,630,325	42.4	7.56	81.5	659
6.00	19	9,930,056	7.2	6.68	79.1	708
Total:	252	138,300,211	100.0	7.77	83.1	656
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Subsequent Periodic Cap (%)	Loans	Balance ($)	Balance	%	%	FICO
1.00	118	64,195,931	46.4	7.65	82.2	660
1.50	45	26,679,705	19.3	7.78	83.2	650
2.00	89	47,424,575	34.3	7.93	84.3	654
Total:	252	138,300,211	100.0	7.77	83.1	656
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Interest Only Period (Months)	Loans	Balance ($)	Balance	%	%	FICO
0	120	61,825,551	40.9	8.12	84.1	639
60	134	75,126,225	49.7	7.58	83.2	661
120	25	14,270,511	9.4	6.95	78.2	710
Total:	279	151,222,288	100.0	7.74	83.1	657
* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	NZWA
Seasoning	Loans	Balance ($)	Balance	%	%	FICO
4 - 6	179	96,293,000	63.7	7.40	81.2	667
7 - 9	71	38,303,604	25.3	8.25	87.1	641
10 - 12	25	13,951,061	9.2	8.69	84.5	620
13 - 15	2	1,261,677	0.8	6.84	85.5	683
16 - 18	2	1,412,946	0.9	8.64	86.6	676
Total:	279	151,222,288	100.0	7.74	83.1	657
*      Note, for second liens, CLTV is employed in this calculation.

Exhibit A

The mortgage loans were originated or acquired by New Century Mortgage Corporation, a California corporation (“New Century”), or one or more of its affiliates (collectively with New Century, the “NC Sellers”).

General. All of the mortgage loans were purchased by the sponsor at a public auction of mortgage loans previously subject to a financing arrangement provided by an affiliate of the Sponsor to the NC Sellers.. The NC Sellers are subsidiaries of New Century Financial Corporation ("New Century Financial"), a publicly traded company. New Century Financial is a real estate investment trust founded in 1995 and headquartered in Irvine, California. Subject to the discussion under "--Recent Developments Regarding New Century" below, New Century Financial offers a broad range of mortgage products.

Subject to the discussion under "--Recent Developments Regarding New Century" below, New Century is a consumer finance and mortgage banking company that originates, purchases, sells and services first-lien and second-lien mortgage loans and other consumer loans. New Century emphasizes the origination of mortgage loans commonly referred to as non-conforming "B&C" mortgage loans or subprime mortgage loans.

As of September 30, 2006, New Century Financial employed approximately 7,100 associates and originated loans through its wholesale network of more than 55,000 independent mortgage brokers through 33 regional processing centers operating in 19 states. Its retail network operates through 235 sales offices in 36 states. For the nine months ending September 30, 2006, New Century Financial originated $45.4 billion in mortgage loans.

The following table describes the size, composition and growth of New Century Financial's total residential mortgage loan production over the periods indicated.

	September 2006		December 31, 2005		December 31, 2004		December 31, 2003
	Number	Total Loan Production ($) (in thousands)	Number	Total Loan Production ($) (in thousands)	Number	Total Loan Production ($) (in thousands)	Number	Total Loan Production ($) (in thousands)
Residential Mortgage Loans	245,839	45,443,272	310,389	56,108,241	242,877	42,199,640	164,373	27,382,838

Recent Developments Regarding New Century. Pursuant to a Form 8-K filed on February 7, 2007 (the "February 7th Announcement"), New Century Financial, the parent of the NC Sellers, announced that it would restate its consolidated financial statements for the quarters ended March 31, June 30 and September 30, 2006 (collectively, the "Interim Financial Statements") to correct errors New Century Financial discovered in the application of generally accepted accounting principles regarding its allowance for mortgage loan repurchase losses. Specifically, New Century Financial announced that it did not include the expected discount upon disposition of such mortgage loans when estimating its allowance for loan repurchase losses. In addition, New Century Financial stated that its methodology for estimating the volume of repurchase claims to be included in the repurchase calculation did not properly consider, in each of the first three quarters of 2006, the growing volume of repurchase claims outstanding that resulted from the increasing pace of repurchase requests that occurred in 2006. As a result of the foregoing, New Century Financial announced that it expects that, once restated, its net earnings for each of the first three quarters of 2006 will be reduced.

Pursuant to a Form 12b-25 filed on March 2, 2007 (the "March 2nd Announcement"), New Century Financial stated that it had previously reported that it had been served with a complaint for a purported securities class action and was aware of nine additional purported class action lawsuits that had been filed against it and certain of its officers and directors alleging certain violations of federal securities laws.

According to the March 2nd Announcement, New Century Financial stated that since that time, it has become aware of four related derivative complaints against certain of its directors and officers, making essentially the same allegations as the federal securities cases relating to New Century Financial's restatements. New Century Financial stated that it believes that the derivative cases have been or will be filed in Orange County Superior Court, and that it anticipates that similar actions may be filed in the future.

New Century Financial also announced that it was delaying the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

New Century Financial announced that, although a full review is ongoing, it expects that the modifications to the allowance for loan repurchase losses will result in restated net income for the first three quarters of 2006 that is significantly lower than previously reported in New Century Financial's 2006 interim financial statements.

In addition, New Century Financial announced that although New Century Financial's mortgage loan origination volume increased in 2006 when compared to 2005, New Century Financial's results of operations for the quarter and year ended December 31, 2006 will reflect declines in earnings and profitability when compared to the same periods in 2005. New Century Financial currently expects that it will report a pretax loss for both the fourth quarter and the full year ended December 31, 2006.

According to the March 2nd Announcement, in the event New Century Financial is unable to obtain satisfactory amendments to and/or waivers of the covenants in its financing arrangements from a sufficient number of its lenders, or obtain alternative funding sources, New Century Financial's auditor, KPMG LLP ("KPMG"), has informed New Century Financial's Audit Committee (the "Audit Committee") that its report on New Century Financial's financial statements will include an explanatory paragraph indicating that substantial doubt exists as to New Century Financial's ability to continue as a going concern.

Pursuant to a Form 8-K filed on March 8, 2007 by New Century Financial, New Century Financial stated that as a result of its current constrained funding capacity, New Century Financial elected to cease accepting loan applications from prospective borrowers effective immediately while it sought to obtain additional funding capacity.

Pursuant to a Form 8-K filed on March 13, 2007 (the "March 13th Announcement"), by New Century Financial, New Century Financial received a letter from the staff of the Pacific Regional Office of the Securities Exchange Commission ("SEC") on March 12, 2007, stating that the staff was conducting a preliminary investigation involving New Century Financial and requesting production of certain documents. In addition, New Century Financial stated that the staff of the SEC had also previously requested a meeting with New Century Financial to discuss the events leading up to the announcement by New Century Financial of the restatement of its financial statements and New Century Financial intends to comply with the SEC's request.

In addition, New Century Financial stated in the March 13th Announcement that, on February 28, 2007, New Century Financial received a letter from the United States Attorney's Office for the Central District of California ("U.S. Attorney's Office") indicating that it was conducting a criminal inquiry under the federal securities laws in connection with trading in New Century Financial's securities, as well as accounting errors regarding New Century Financial's allowance for repurchase losses. New Century Financial also stated that it has subsequently received a grand jury subpoena requesting production of certain documents. New Century Financial stated that it intends to cooperate with the requests of the U.S. Attorney's Office.

Pursuant to a Form 8-K/A filed on March 13, 2007 (the "March 13th Form 8-K/A Announcement") by New Century Financial, New Century Financial stated that as of March 9, 2007, all of New Century Financial's lenders under its short-term repurchase agreements and aggregation credit facilities had discontinued their financing with New Century Financial or had notified New Century Financial of their intent to do so. It further stated in the March 13th Form 8-K/A Announcement that New Century Financial has received notices from certain of its lenders asserting that New Century Financial and/or its subsidiaries have violated their respective obligations under certain of these financing arrangements and that such violations amount to events of default. According to the March 13th Form 8-K/A Announcement, certain of these lenders have further advised New Century Financial that they are accelerating New Century Financial's obligation to repurchase all outstanding mortgage loans financed under the applicable agreements.

Pursuant to a Form 8-K filed on March 14, 2007 (the "March 14th Announcement") by New Century Financial, New Century Financial stated that the staff of the New York Stock Exchange ("NYSE") issued a press release, dated March 13, 2007, announcing its determination that New Century Financial's common stock is no longer suitable for continued listing on the NYSE and will be suspended immediately. New Century Financial announced that the NYSE's press release cited New Century Financial's recent disclosures regarding its liquidity position, as well as New Century Financial's prior announcement regarding the need to restate certain of its historical financial statements, in support of its determination that New Century Financial's common stock and preferred stock are no longer suitable for continued listing on the NYSE.

In addition, New Century Financial announced that the NYSE's press release also stated that an application to the SEC to delist New Century Financial's stock from the NYSE is pending the completion of the applicable procedures, including any appeal by New Century Financial of the NYSE staff's decision. New Century Financial stated that it is reviewing the NYSE staff's decision and accordingly has not yet determined whether it will appeal the staff's decision to delist New Century Financial's stock.

According to the March 14th Announcement, New Century Financial has been engaged in recent ongoing discussions with its state regulators regarding New Century Financial's funding constraints and the impact on consumers who are in various stages of the loan origination process with New Century Financial. New Century Financial stated that it has advised these regulators that it has ceased accepting loan applications and that as of March 14, 2007, New Century Financial and its subsidiaries are unable to fund any mortgage loans, including mortgage loans for those consumers who were already in the loan origination process with New Century Financial.

According to the March 14th Announcement, on March 13, 2007, New Century Financial and certain of its subsidiaries received cease and desist orders from regulators in the States of Massachusetts, New Hampshire, New Jersey and New York. New Century Financial stated that the cease and desist orders contain allegations that certain of New Century Financial's subsidiaries have engaged in violations of applicable state law, including, among other things, failure to fund mortgage loans after a mortgage closing, failure to meet certain financial requirements, including net worth and available liquidity, and failure to timely notify the state regulators of defaults and terminations under certain of its financing arrangements.

According to the March 14th Announcement, the cease and desist orders seek to restrain the New Century Financial subsidiaries from taking certain actions, including, among other things, engaging in further violations of state law, taking new applications for mortgage loans in the relevant jurisdiction, and paying dividends or bonuses to officers, directors or shareholders of the applicable subsidiaries. In addition, the cease and desist orders also seek to cause the New Century Financial subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold fees relating to pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the New Century Financial subsidiaries, and the provision of regular information to the state regulators regarding the New Century Financial subsidiaries' activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state. Furthermore, certain of the cease and desist orders also require one or more of the New Century Financial subsidiaries to show cause why their license should not be revoked or why administrative penalties should not be assessed.

According to the March 14th Announcement, the cease and desist orders generally become permanent if not promptly appealed by the applicable subsidiaries. New Century Financial stated that it is reviewing these orders and accordingly has not yet determined whether it will appeal all or any portion of any of the orders. New Century Financial announced that, subject to its funding limitations, it intends to comply with the orders pending any such appeal.

Pursuant to a Form 8-K filed on March 19, 2007 (the "March 19th Announcement") by New Century Financial, New Century Financial stated that on March 14, 2007 and March 15, 2007, it received additional cease and desist orders from the States of Connecticut, Maryland, Rhode Island and Tennessee (collectively, the "March 14-15 Orders"). New Century Financial stated that the cease and desist orders contain allegations that certain of New Century Financial's subsidiaries have engaged in violations of applicable state law, including, among other things, failure to fund mortgage loans after a mortgage closing. Additionally, New Century Financial stated that on March 14, 2007, certain of New Century Financial's subsidiaries, entered into a Consent Agreement and Order, dated March 14, 2007, with the Commonwealth of Pennsylvania Department of Banking, Bureau of Supervision and Enforcement (the "Consent Agreement").

The March 19th Announcement indicated that the March 14-15 Orders and the Consent Agreement seek to restrain New Century Financial's subsidiaries from taking certain actions, including, among other things, engaging in alleged violations of applicable state law and taking new applications for mortgage loans in the relevant jurisdiction. New Century Financial stated that the March 14-15 Orders and the Consent Agreement also seek to cause the subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold fees relating to pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the subsidiaries, and the provision of regular information to the state regulators regarding the subsidiaries' activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state. According to New Century Financial, certain of the March 14-15 Orders also seek to revoke the licenses of one or more of New Century Financial's subsidiaries or assess administrative penalties.

According to the March 19th Announcement, the March 14-15 Orders generally become permanent if not promptly appealed by the applicable subsidiaries. New Century Financial and its subsidiaries are reviewing the March 14-15 Orders and accordingly have not yet determined whether they will appeal all or any portion of the March 14-15 Orders.

According to the March 19th Announcement, on March 14, 2007, in connection with a civil action filed against New Century Financial and certain of its subsidiaries in an Ohio state court (the "Ohio Complaint") by the Attorney General of Ohio and the Ohio Division of Commerce, Division of Financial Institutions, such Ohio state court issued a temporary restraining order, which was subsequently modified by the court on March 16, 2007, against New Century Financial (as modified, the "Ohio TRO"). New Century Financial stated that the Ohio Complaint and the Ohio TRO contain allegations that New Century Financial has engaged in violations of applicable Ohio state law, including, among other things, failure to fund mortgage loans after closing. New Century Financial stated that the Ohio TRO restrains New Century Financial from taking certain actions, including, among other things, (i) engaging in violations of Ohio state law, (ii) soliciting applicants and taking new applications for mortgage loans in Ohio and (iii) initiating, prosecuting or enforcing foreclosure actions in Ohio. New Century Financial announced that the Ohio TRO also requires New Century Financial to confer with the Ohio Attorney General and Division of Commerce by March 22, 2007 regarding the treatment of Ohio loans that are more than 60 days delinquent and are held for sale. New Century Financial stated that the restraints imposed by the Ohio TRO could further harm New Century Financial's business. In addition, New Century Financial announced that it is reviewing the Ohio Complaint and the Ohio TRO and accordingly has not yet determined whether it will appeal all or any portion of the Ohio TRO. Subject to its funding limitations, New Century Financial stated that it intends to comply with the Ohio TRO pending any appeal.

Pursuant to a Form 8-K filed on March 20, 2007 (the "March 20th Announcement") by New Century Financial, New Century Financial stated that it received a Notice of Breach and Termination of Mortgage Selling and Servicing Contract, dated March 14, 2007, from the Federal National Mortgage Association ("Fannie Mae"). New Century Financial stated that the Fannie Mae notice purports to terminate its mortgage selling and servicing contract (the "Fannie Mae Contract") with New Century, a subsidiary of New Century Financial, for cause, based on alleged breaches of the Fannie Mae Contract as well as alleged breaches by New Century under other contracts with Fannie Mae. New Century Financial stated that as a result of the purported termination, New Century Financial and its subsidiaries are no longer able to sell mortgage loans directly to Fannie Mae or act as the primary servicer of any mortgage loans for Fannie Mae.

In addition, according to the March 20th announcement, on March 16, 2007, New Century Financial received additional cease and desist orders from the State of California (the "California Orders") and certain of New Century Financial's subsidiaries entered into consent agreements with the State of Florida's Office of Financial Regulation and the State of Washington's Department of Financial Institutions, respectively, each dated March 16, 2007 (the "March 16 Agreements," and together with the California Orders, the "March 16 Orders and Consent Agreements").

According to the March 20th Announcement, consistent with certain other previous consent agreements, the March 16 Orders and Consent Agreements contain allegations that certain of New Century Financial's subsidiaries have engaged in violations of state law, including, among other things, failure to fund mortgage loans after closing. New Century Financial stated that consistent with certain other previous consent agreements, the March 16 Orders and Consent Agreements seek to restrain New Century Financial's subsidiaries from taking certain actions, including, among other things, engaging in alleged violations of state law and taking new applications for mortgage loans in the relevant jurisdiction. New Century Financial announced that the March 16 Orders and Consent Agreements also seek to cause the New Century Financial subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold fees relating to pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the New Century Financial subsidiaries, and the provision of regular information to the state regulators regarding the New Century Financial subsidiaries' activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state. New Century Financial stated that the California Orders become permanent if not promptly appealed by the applicable subsidiaries. According to the March 20th Announcement, New Century Financial and its subsidiaries are reviewing the California Orders and accordingly have not yet determined whether they will appeal all or any portion of the California Orders.

Pursuant to a Form 8-K filed on March 22, 2007 (the "March 22nd Announcement") by New Century Financial, New Century Financial announced that it had received notices from Barclays Bank PLC ("Barclays"), in which Barclays alleged that certain events of default had occurred, as defined in that certain Master Repurchase Agreement, dated as of March 31, 2006 (as amended to date), by and among New Century Financial, certain of New Century Financial's subsidiaries, Barclays and Sheffield Receivables Corporation (the "Barclays Agreement"), and purported to accelerate to March 14, 2007 the obligation of New Century Financial's subsidiaries to repurchase all outstanding mortgage loans financed under the Barclays Agreement and to terminate the Barclays Agreement as of that same date. New Century Financial estimated that the aggregate repurchase obligation (the outstanding mortgage loans financed) of its subsidiaries under the Barclays Agreement was approximately $0.9 billion as of March 12, 2007.

According to the March 22nd Announcement, on March 16, 2007, the parties to the Barclays Agreement entered into a letter agreement (the "Barclays Letter Agreement") pursuant to which Barclays and Sheffield Receivables Corporation agreed to release New Century Financial and its subsidiaries from its aggregate repurchase obligation under the Barclays Agreement and New Century Financial and its subsidiaries agreed to release their rights to outstanding mortgage loans that had been financed under the Barclays Agreement. New century stated that the effectiveness of the releases in the Barclays Letter Agreement is subject to the satisfaction of certain preconditions, including that (i) New Century Financial and its subsidiaries shall have made certain payments to Barclays, including forwarding to Barclays all amounts received by New Century Financial and its subsidiaries after March 1, 2007 with respect to the mortgage loans under the Barclays Agreement, and (ii) New Century Financial and its subsidiaries shall have taken certain actions to facilitate the transfer of the servicing function with respect to the mortgage loans under the Barclays Agreement to a third party appointed by Barclays. New Century Financial stated that as of March 22, 2007, New Century Financial was still in the process of satisfying these preconditions.

According to the March 22nd Announcement, the Barclays Letter Agreement provides that the outstanding mortgage loans financed under the Barclays Agreement are being transferred to Barclays "as is," without any representations or warranties by New Century Financial or its subsidiaries, and without any holdback by Barclays. New Century Financial stated that New Century Financial and its subsidiaries have agreed, that if they enter into a settlement or release with any of New Century Financial's other lenders and any such release contains materially more favorable terms for the benefit of any such lender than those in the Barclays Letter Agreement, then Barclays will be entitled to such more favorable terms. According to the March 22nd Announcement, New Century Financial stated that the Barclays Letter Agreement provides that a release with another lender will not be deemed to have terms that are materially more favorable to that lender from an economic standpoint if the terms of such release do not provide for more to such lender than the amount of the outstanding mortgage loans financed by such lender, plus accrued price differential or interest and the transmittal of the principal portion of any loan payments received. New Century Financial stated that the continuing effectiveness of the release by Barclays under the Barclays Letter Agreement is subject to New Century Financial's compliance with this provision. According to New Century Financial, upon the effectiveness of the releases contemplated by the Barclays Letter Agreement, the aggregate repurchase obligation (the outstanding mortgage loans financed) of New Century Financial under its credit facilities will be reduced by approximately $0.9 billion and New Century Financial will have realized a loss from this transaction of approximately $46 million.

In addition, according to the March 22nd Announcement, New Century Financial has received cease and desist orders from several states and entered into consent agreements with several states (the "Previous Orders and Consent Agreements"), and on March 20, 2007, certain of New Century Financial's subsidiaries entered into a consent agreement with the State of Maine's Office of Consumer Credit Regulation, respectively (the "March 20 Consent Agreement").

According to the March 22nd Announcement, consistent with the Previous Orders and Consent Agreements, the March 20 Consent Agreement contains allegations that certain of New Century Financial's subsidiaries have engaged in violations of state law, including, among other things, failure to fund mortgage loans after closing. Consistent with the Previous Orders and Consent Agreements, the March 20 Consent Agreement seeks to restrain New Century Financial's subsidiaries from taking certain actions, including, among other things, engaging in alleged violations of state law and taking new applications for mortgage loans in the relevant jurisdiction. The March 20 Consent Agreement also seeks to cause the New Century Financial subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold fees relating to pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the subsidiaries, and the provision of regular information to the state regulators regarding the subsidiaries' activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state.

Pursuant to a Form 8-K filed on March 28, 2007 (the "March 28th Announcement"), New Century Financial stated that on March 26, 2007, New Century Financial notified the Federal Home Loan Mortgage Corp. ("Freddie Mac"), that it was voluntarily terminating its eligibility with Freddie Mac. New Century Financial stated that as a result of this termination, New Century Financial and its subsidiaries are no longer able to sell mortgage loans directly to Freddie Mac or act as the primary servicer of any mortgage loans for Freddie Mac.

According to the March 28th Announcement, several of New Century Financial's lenders have notified New Century Financial of their intent to sell the outstanding mortgage loans that have been financed by the respective lender and offset the proceeds from such sale against the New Century Financial's obligations to the lender, while reserving their rights to seek recovery of any remaining deficiency from New Century Financial. New Century Financial stated that it has notified these lenders of its concerns that any such sale be conducted in an appropriate manner, in accordance with applicable law and in accordance with the terms of the applicable financing agreement between the parties.

According to the March 28th Announcement, on March 27, 2007, New Century Financial announced that it had signed consent agreements with the State of Idaho's Department of Finance, the State of Iowa's Superintendent of Banking, the State of Michigan's Office of Financial and Insurance Services and the State of Wyoming's Banking Commissioner (the "March 27th Consent Agreements"). New Century Financial stated that although it has signed the March 27th Consent Agreements and expects to comply with their terms, New Century Financial has not yet received counterpart signatures from the respective states, and accordingly, such March 27th Consent Agreements may not be binding on the respective states. According to New Century Financial, the March 27th Consent Agreements contain allegations that certain of New Century Financial's subsidiaries have engaged in violations of state law, including, among other things, failure to fund mortgage loans after closing. The March 27th Consent Agreements restrain New Century Financial's subsidiaries from taking certain actions, including, among other things, engaging in alleged violations of state law and taking new applications for mortgage loans in the relevant jurisdiction.

In addition, according to the March 28th Announcement, the March 27th Consent Agreements also compel New Century Financial's subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold any up front fees collected in connection with pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the subsidiaries, and the provision of regular information to the state regulators regarding the subsidiaries' activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state.

According to the March 28th Announcement, New Century Financial anticipates that cease and desist orders will continue to be received by New Century Financial and its subsidiaries from additional states in the future and that New Century Financial and its subsidiaries may enter into additional consent agreements similar to the consent agreements already entered into by New Century Financial. New Century Financial stated that it intends to continue to cooperate with its regulators in order to mitigate the impact on consumers resulting from New Century Financial's funding constraints.

Pursuant to a Form 8-K filed on March 30, 2007 (the "March 30th Announcement"), New Century Financial announced that it and certain of its subsidiaries, including New Century (collectively, the "Defendants"), filed a motion for dissolution of modified temporary restraining order and motion for an emergency hearing, and opposition to a preliminary injunction in connection with the Ohio Complaint. New Century Financial announced that on March 28, 2007, the Defendants and the State of Ohio reached agreement on a stipulated preliminary injunction effective for 90 days (the "Ohio SPI"), which was entered by the Ohio court. New Century Financial stated that the Ohio SPI replaces the Ohio TRO and provides for a stay of the litigation for 90 days. New Century Financial stated that the Ohio SPI restrains the Defendants from taking certain actions, including, among other things, engaging in alleged violations of Ohio state law and taking new applications for mortgage loans.

According to the March 30th Announcement, New Century Financial announced that the Ohio SPI also compels the Defendants to take certain actions, including the transfer to other lenders of any outstanding mortgage applications and unfunded mortgage loans, the placement in escrow of any upfront fees collected in connection with pending mortgage applications, and the provision of regular information to the state regarding New Century Financial's activities in Ohio, including the status of all outstanding mortgage applications and unfunded mortgage loans. New Century Financial announced that the Ohio SPI also requires the Defendants to submit certain categories of mortgage loans (and related information) as to which it intends to foreclose to the State of Ohio for the State of Ohio to review. New Century Financial announced that the State of Ohio may object for cause to the New Century Financial proceeding with a particular foreclosure and if New Century Financial is unable to convince the State of Ohio to permit it to proceed, the foreclosure will not proceed for the duration of the Ohio SPI. In addition, New Century Financial announced that the Ohio SPI also provides for the State of Ohio to review and object for cause to the Defendants selling, transferring or assigning certain categories of mortgage loans that are more than 60 days delinquent.

In addition, according to the March 30th Announcement, New Century Financial announced that in the event that the State of Ohio or the Defendants believe the other is not acting in good faith, the Ohio SPI provides that the complaining party should notify the other of such concern and if the concern is not resolved, then either party may notify the other of their intent to file a motion with the court to terminate the Ohio SPI and request to reschedule the previously canceled preliminary injunction hearing. In addition, New Century Financial announced that the Ohio SPI provides that in such event neither party will object to the scheduling of a prompt preliminary injunction hearing or the termination of the Ohio SPI at such a preliminary injunction hearing.

Pursuant to a Form 8-K filed on April 6, 2007 (the "April 6th Announcement"), New Century Financial announced that on April 2, 2007, New Century Financial and certain of its subsidiaries, including the NC Sellers, filed voluntary petitions for reorganization (the "Bankruptcy Filings") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Bankruptcy Filings are being jointly administered by the Honorable Kevin J. Carey under the caption "In re New Century TRS Holdings, Inc., et al., Case No. 07-10416." According to the April 6th Announcement, New Century Financial and its subsidiaries will continue to operate their businesses as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

According to the April 6th Announcement, in connection with the Bankruptcy Filings, New Century Financial and certain of its subsidiaries reduced their workforce by a total of approximately 3,200 people nationwide (approximately 54% of their total aggregate workforce). New Century Financial announced that although estimates are subject to change as additional information becomes available, New Century Financial expects to incur severance pay expenses and make related cash expenditures of approximately $4.6 million in connection with the reduction in its workforce.

According to the April 6th Announcement, New Century Financial and New Century entered into an agreement with Carrington Capital Management, LLC ("CCM") and its affiliate (collectively, "Carrington") for the sale of its servicing assets and servicing platform (the "Servicing Assets") to Carrington for approximately $133 million based on mortgage servicing rights and advances outstanding at the time of the execution of that agreement. New Century Financial announced that it owns a 36.75% interest in CCM and, as of February 28, 2007, an approximately 4.2% interest in Carrington Investment Partners, LP, a fund managed by CCM, through New Century Financial's investments in Carrington Investment Partners (US), LP. New Century Financial stated that the consummation of the transaction is subject to higher and better bids, approval by the Bankruptcy Court and other customary closing conditions.

According to the April 6th Announcement, New Century Financial and certain of its subsidiaries entered into an asset purchase agreement with Greenwich Capital Financial Products, Inc. ("Greenwich") to sell certain mortgage loans originated by New Century Financial as well as residual interests in certain securitization trusts owned by New Century Financial for approximately $50 million (the "Greenwich Agreement"). New Century Financial stated that the consummation of the transaction is subject to higher and better bids and approval by the Bankruptcy Court.

According to the April 6th Announcement, New Century Financial announced that it obtained a commitment from The CIT Group/Business Credit, Inc. ("CIT Group") and Greenwich (together with CIT Group, the "Lenders") to provide New Century Financial with up to $150 million in debtor-in-possession financing (the "DIP Credit Facility"), subject to Bankruptcy Court approval. New Century Financial subsequently received interim approval from the Bankruptcy Court on April 5, 2007, to enter into the DIP Credit Facility. In addition, New Century Financial announced that as of April 3, 2007, New Century Financial has disposed of all of the mortgage loans in its inventory.

Pursuant to a Form 8-K filed on April 26, 2007 (the "April 26th Announcement"), New Century Financial announced that on April 20, 2007, it executed the DIP Credit Facility, with an effective date of April 13, 2007, to borrow up to $150 million from the Lenders and any other lenders thereafter becoming a party to the DIP Credit Facility.

According to the April 26th Announcement, the DIP Credit Facility consists of one tranche under which New Century Financial may borrow up to $50 million for general corporate purposes and to fund an orderly Section 363 sales process ("Tranche A") and may include a second tranche under which New Century Financial will be advanced up to $50 million to repay that certain Servicer Advance Financing Facility Agreement by and between New Century and Citigroup Global Markets Realty Corp. and to fund new qualifying servicing advances ("Tranche B"). The April 26th Announcement further stated that outstanding advances under the DIP Credit Facility may not exceed $50 million, provided that the Lenders may in their sole discretion increase the maximum amounts that may be advanced to $100 million by either increasing Tranche A by up to $50 million and/or making advances available under Tranche B. According to the April 26th Announcement, if the New Century Financial and the Lenders agree, the maximum amounts that may be advanced under the DIP Credit Facility may be further increased to $150 million.

According to the April 26th Announcement, each of New Century Financial and its direct or indirect subsidiaries that is a debtor in the previously disclosed Chapter 11 bankruptcy proceeding is a joint and several obligor under the DIP Credit Facility. The April 26th Announcement further stated that pursuant to the DIP Credit Facility each obligor granted a first priority lien on its unencumbered assets and a junior lien on its encumbered assets as security for its obligations under the DIP Credit Facility.

Pursuant to a Form 8-K filed on May 3, 2007 (the "May 3rd Announcement"), New Century Financial announced that on April 27, 2007, the chairman of the Audit Committee received notification from KPMG that KPMG had resigned and received a letter from KPMG in which KPMG stated that the client-auditor relationship between New Century Financial and KPMG had ceased.

According to the May 3rd Announcement, New Century Financial announced that the audit reports of KPMG on New Century Financial's consolidated financial statements as of and for the years ended December 31, 2005 and 2004, did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In addition, New Century Financial announced that the audit reports of KPMG on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except as described in the following paragraph.

According to the May 3rd Announcement, New Century Financial announced that KPMG's report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that New Century Financial acquired certain assets and assumed certain liabilities of RBC Mortgage Company during 2005, and management excluded from its assessment of the effectiveness of New Century Financial's internal control over financial reporting as of December 31, 2005, RBC Mortgage Company's internal control over financial reporting associated with total assets of $1.2 billion and total revenues of $59.6 million included in New Century Financial's consolidated financial statements as of and for the year ended December 31, 2005. In addition, New Century Financial announced that KPMG's audit of internal control over financial reporting of New Century Financial also excluded an evaluation of the internal control over financial reporting of RBC Mortgage Company.

According to the May 3rd Announcement, the audit of New Century Financial's financial statements for the fiscal year ended December 31, 2006 has not been completed.

In addition, according to the May 3rd Announcement, New Century Financial announced that during the period from January 1, 2005 through April 27, 2007, there were no reportable events, as such term is defined in Item 304 of Regulation S-K, except as described in the following paragraph.

According to the May 3rd Announcement, New Century Financial announced that pursuant to the February 7th Announcement, the Audit Committee, on the advice of its independent counsel, initiated its own independent investigation into the issues giving rise to New Century Financial's need to restate the Interim Financial Statements, and subsequently expanded the investigation, at the request of KPMG, to include issues pertaining to New Century Financial's valuation of residual interests in securitizations in 2006 and prior periods (the "Internal Investigation"). New Century Financial stated that its Audit Committee retained independent counsel, forensic accountants and other professionals to assist it in connection with the Internal Investigation (collectively, the "Investigative Team").

According to the May 3rd Announcement, New Century Financial announced that subsequent to New Century Financial's discovery of the accounting errors and initiation of the Internal Investigation, KPMG communicated to New Century Financial that as a result of the Internal Investigation, KPMG would likely need to reassess its audit plan, and perform additional audit procedures, in order to obtain sufficient evidence concerning any conclusions reached by the investigating team. New Century Financial stated that KPMG also communicated to it that (i) the pending regulatory investigations into the matters under investigation in connection with the Internal Investigation or (ii) the pendency of the Internal Investigation itself, could also impact KPMG's ability to conclude on the financial statement implications of the matters under investigation, including whether or not KPMG would be able to continue to rely on representations from management. New Century Financial also announced that as of April 27, 2007, the date of KPMG's resignation, the Internal Investigation was ongoing and accordingly New Century Financial had not received from KPMG its determination on these matters. New Century Financial stated that it has also been advised by KPMG that it expects that the evaluation of the impact of this matter on New Century Financial's internal control over financial reporting and disclosure controls and procedures for the applicable periods could constitute a material weakness in New Century Financial's internal control over financial reporting.

According to the May 3rd Announcement, New Century Financial announced that if it retains a successor independent accounting firm, it will authorize KPMG to respond fully to any inquiries of the successor accounting firm concerning the foregoing matters.

Pursuant to a Form 8-K filed on May 4, 2007 (the "May 4th Announcement"), New Century Financial announced that on April 25, 2007, the Bankruptcy Court approved an order setting bidding procedures in connection with a potential auction of the loan origination platform assets (the "Loan Origination Platform Assets") of New Century Financial. New Century Financial stated that the deadline for bids on the Loan Origination Platform Assets expired on May 2, 2007. New Century Financial also stated that no bids on the Loan Origination Platform Assets were received by this deadline.

According to the May 4th Announcement, New Century Financial announced that as a result of a lack of bids to purchase the Loan Origination Platform Assets as a continuing business, New Century Financial, New Century and Home123 Corporation announced on May 3, 2007 a reduction in their aggregate workforce by a total of approximately 2,000 people (approximately 73% of their total aggregate workforce immediately prior to this workforce reduction) nationwide. New Century Financial stated that this reduction in workforce is effective May 4, 2007.

According to the May 4th Announcement, New Century Financial announced that it expects to incur severance pay expenses and make related cash expenditures of approximately $7 million in connection with the reduction in its workforce.

Pursuant to a Form 8-K filed on May 10, 2007 (the "May 10th Announcement"), New Century Financial announced that on May 2, 2007, in accordance with the procedures previously approved by the Bankruptcy Court, it held an auction for its mortgage assets. New Century Financial stated that Ellington Management Group, L.L.C. on behalf of its client funds ("Ellington"), made the highest and best bid of approximately $58 million. New Century Financial stated that on May 4, 2007 it entered into an asset purchase agreement to sell the mortgage assets to Ellington (the "Ellington Agreement").

According to the May 10th Announcement, New Century Financial announced that the Ellington Agreement provides that $3,000,000 of the approximately $58,000,000 purchase price will be placed into an escrow account (the "Escrow Account") to be used to indemnify Ellington for claims made under the Ellington Agreement. New Century Financial stated that the balance of the escrow account after reimbursement of any claims submitted by Ellington will be paid to New Century Financial ninety days after the closing date of the mortgage assets sale. New Century Financial stated that on May 7, 2007, the Bankruptcy Court approved the Ellington Agreement, and the sale of the mortgage assets contemplated in the Ellington Agreement. New Century Financial stated that the closing of the sale of the mortgage assets is expected to take place following the satisfaction of certain customary conditions that are set forth in the Ellington Agreement, including the entry of a sale order by the Bankruptcy Court and that New Century Financial expected the closing to occur in May 2007.

According to the May 10th Announcement, New Century Financial also announced that in connection with entering into the Ellington Agreement, New Century Financial terminated the Greenwich Agreement and will be required to pay Greenwich a $945,000 termination fee upon the closing of the sale of the mortgage assets to Ellington.

Pursuant to a Form 8-K filed on May 24, 2007, New Century Financial announced that in connection with the Internal Investigation and based on recent communications with members of the Investigative Team, the Audit Committee has determined that there were errors in the New Century Financial's previously filed annual financial statements for its fiscal year ended December 31, 2005 (the "2005 Financial Statements") with respect to both the accounting and reporting of loan repurchase losses and New Century Financial's valuation of certain residual interests in securitizations. New Century Financial's ability to further investigate these matters is constrained as New Century Financial is currently in liquidation proceedings under Chapter 11 of the Bankruptcy Code. However, based upon the work performed by the Investigative Team, the Audit Committee and management of New Century Financial believe that it is more likely than not that these errors in the aggregate resulted in a material overstatement of pretax earnings in the 2005 Financial Statements. Accordingly, on May 23, 2007, New Century Financial's Board of Directors concluded, based upon the recommendation of the Audit Committee, that the 2005 Financial Statements should no longer be relied upon.

As New Century Financial is currently in liquidation proceedings under Chapter 11 of the Bankruptcy Code, New Century Financial does not expect to complete a restatement of either the 2005 Financial Statements or the Interim Financial Statements.

Pursuant to a Form 8-K filed on May 25, 2007 (the "May 25th Announcement"), on May 16, 2007 New Century Financial announced that it had conducted and concluded the auction for the Servicing Assets pursuant to procedures established by the Bankruptcy Court, at which Carrington submitted the highest bid and agreed to acquire the Servicing Assets for approximately $184 million (the "Sale"). Carrington's actual bid at the auction was $188 million, which amount included a $4 million credit relating to Carrington's breakup fee and the reimbursement of certain expenses. On May 21, 2007, New Century Financial, New Century and Carrington entered into a Second Amended and Restated Asset Purchase Agreement with respect to the Sale (the "Second Carrington Agreement"), and on May 23, 2007, the Bankruptcy Court entered an order approving the Sale.

According to the May 25th Announcement, the Second Carrington Agreement provides that $5 million of the approximately $184 million purchase price will be placed in an escrow account to be used to indemnify Carrington for claims made under the Second Carrington Agreement. The balance of the escrow account after reimbursement of any claims submitted by Carrington will be paid to New Century Financial nine months after the closing date of the Sale.

Pursuant to a Form 8-K filed on June 4, 2007 (the "June 4th Announcement"), on May 31, 2007, pursuant to Section 521 of the Bankruptcy Code and Rule 1007 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), New Century Financial and certain of its debtor-in-possession subsidiaries (collectively, the "Debtors") each filed its Schedules of Assets, Liabilities, and Executory Contracts and Statement of Financial Affairs (collectively, the "Bankruptcy Schedules") with the Bankruptcy Court. The Bankruptcy Schedules contain unaudited summary financial information relating to each Debtor's assets and liabilities in the form set forth in the Bankruptcy Code, the Bankruptcy Rules and related regulations. The Bankruptcy Schedules are available without charge on the website of New Century Financial's Claims and Noticing Agent, XRoads Case Management Services, at www.xroadscms.net/newcentury. According to the June 4th Announcement, the information contained in the Bankruptcy Schedules should not be relied upon.

Pursuant to a Form 8-K filed on June 12, 2007 (the "June 12th Announcement"), New Century Financial announced that on May 18, 2007, the sale of the mortgage assets to Ellington under the Ellington Agreement closed. New Century Financial announced that after giving effect to certain closing adjustments, the net purchase price paid by Ellington was approximately $57.9 million, including approximately $2.6 million deposited by Ellington into the Escrow Account, and $0.9 million paid to Greenwich to satisfy New Century Financial's obligation to pay a termination fee to Greenwich under the Greenwich Agreement. According to the June 12th Announcement, New Century Financial also announced that the balance of the Escrow Account after reimbursement of any claims submitted by Ellington will be paid to New Century Financial 90 days after the closing of the sale of the mortgage assets to Ellington.

Pursuant to a Form 8-K filed on July 5, 2007 (the "July 5th Announcement"), New Century Financial announced that on June 29, 2007, the sale of the Servicing Assets to Carrington under the Second Carrington Agreement closed. New Century Financial announced that after giving effect to certain closing adjustments, the net purchase price paid by Carrington was approximately $177.4 million, including approximately $5 million deposited by Carrington into an escrow account to indemnify Carrington for certain claims that may be made under the Second Carrington Agreement. According to the July 5th Announcement, New Century Financial also announced that the balance of the Escrow Account after reimbursement of any claims submitted by Carrington will be paid to New Century Financial nine months after the closing of the sale of the Servicing Assets to Carrington.

According to the July 5th Announcement, New Century Financial terminated the DIP Credit Facility.  New Century Financial announced that, at the time of termination, no amounts were outstanding under the DIP Credit Facility and no early termination fees were required to be paid by New Century Financial in connection with the termination.

According to the July 5th Announcement, New Century Financial announced that it had conducted and concluded an auction for its mortgage loan origination software and related assets and, on a non-exclusive basis, certain data related to its loan origination business (the “Technology Assets”) pursuant to procedures established by the Bankruptcy Court, at which EquiFirst Corporation (“EquiFirst”) submitted the highest bid and agreed to acquire the Technology Assets for approximately $8.05 million (the "Technology Asset Sale"). On June 22, 2007, New Century Financial, New Century and EquiFirst entered into an Asset Purchase Agreement with respect to the Technology Asset Sale (the "Technology Assets Agreement"), and on July 3, 2007, the Bankruptcy Court entered an order approving the Technology Asset Sale and one or more subsequent sales of certain data related to the Company's loan origination business, in each case on a non-exclusive basis. The closing of the Technology Assets Sale is expected to take place in August 2007 following the satisfaction of certain customary conditions that are set forth in the Technology Assets Agreement.

In addition, according to the July 5th Announcement, New Century Financial announced that on June 25, 2007, New Century Financial and Ellington entered into Supplement No. 1 to the Ellington Agreement (“Supplement No. 1”), pursuant to which Ellington agreed to purchase certain additional mortgage loans originated by New Century Financial (the “Additional Mortgage Loans”) for approximately $4.4 million. Supplement No. 1 provides that approximately $0.3 million of the purchase price will be placed into an escrow account to be used to indemnify Ellington for certain claims that may be made under the agreement. The balance of the escrow account after reimbursement of any claims submitted by Ellington will be paid to New Century Financial ninety days after the closing of the sale. The Bankruptcy Court entered a sale order with respect to the Additional Mortgage Loans sale on June 27, 2007. The closing of the sale of the Additional Mortgage Loans occurred on June 29, 2007.

In addition, according to the July 5th Announcement, New Century Financial’s outside counsel was orally advised that the staff of the Pacific Regional Office of the Securities Exchange Commission had issued a formal order of investigation with respect to its investigation of New Century Financial.

According to the July 5th Announcement, New Century Financial announced that it had been served with a complaint for declaratory judgment and other equitable relief (the "Complaint") that was filed on June 20, 2007, in the Bankruptcy Court against New Century Financial, certain of its subsidiaries and certain of its directors. The Complaint seeks a declaratory judgment on behalf of a purported class consisting of beneficiaries (the "Beneficiaries") of the New Century Financial Corporation Deferred Compensation Plan and the New Century Financial Corporation Supplemental Executive Retirement/Savings Plan (collectively, the "Plans") that, among other things, the Beneficiaries are a class, that the Plans’ assets are held in trust for the exclusive benefit of the Beneficiaries, that the Plans’ assets are not the property of New Century Financial’s or any of its subsidiaries’ bankruptcy estates, and that the Plans’ assets be distributed to the Beneficiaries.

Underwriting Standards. The mortgage loans originated or acquired by New Century were done so in accordance with the underwriting guidelines established by it (collectively, the "New Century Underwriting Guidelines"). The following is a general summary of the New Century Underwriting Guidelines believed to be generally applied, with some variation, by New Century. This summary does not purport to be a complete description of the underwriting standards of New Century.

The New Century Underwriting Guidelines are primarily intended to assess the borrower's ability to repay the related mortgage loan, to assess the value of the mortgaged property and to evaluate the adequacy of the property as collateral for the mortgage loan. All of the mortgage loans were also underwritten with a view toward the resale of the mortgage loans in the secondary mortgage market. While New Century's primary consideration in underwriting a mortgage loan is the value of the mortgaged property, New Century also considers, among other things, a borrower's credit history, repayment ability and debt service-to-income ratio, as well as the type and use of the mortgaged property. The mortgage loans, in most cases, bear higher rates of interest than mortgage loans that are originated in accordance with Fannie Mae and Freddie Mac standards, which is likely to result in rates of delinquencies and foreclosures that are higher, and that may be substantially higher, than those experienced by portfolios of mortgage loans underwritten in a more traditional manner. As a result of New Century's underwriting criteria, changes in the values of the related Mortgaged Properties may have a greater effect on the delinquency, foreclosure and loss experience on the mortgage loans than these changes would be expected to have on mortgage loans that are originated in a more traditional manner. No assurance can be given that the values of the related Mortgaged Properties have remained or will remain at the levels in effect on the dates of origination of the related mortgage loans. In addition, there can be no assurance that the value of the related Mortgaged Property estimated in any appraisal or review is equal to the actual value of that Mortgaged Property at the time of that appraisal or review.

The mortgage loans will have been originated in accordance with the New Century Underwriting Guidelines. On a case-by-case basis, exceptions to the New Century Underwriting Guidelines are made where compensating factors exist. It is expected that a substantial portion of the mortgage loans will represent these exceptions.

Each applicant completes an application that includes information with respect to the applicant's liabilities, income, credit history, employment history and personal information. The New Century Underwriting Guidelines require a credit report on each applicant from a credit reporting company. The report typically contains information relating to matters such as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcies, repossessions or judgments. Mortgaged properties that are to secure mortgage loans generally are appraised by qualified independent appraisers. These appraisers inspect and appraise the subject property and verify that the property is in acceptable condition. Following each appraisal, the appraiser prepares a report that includes a market value analysis based on recent sales of comparable homes in the area and, when deemed appropriate, replacement cost analysis based on the current cost of constructing a similar home. All appraisals are required to conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and are generally on forms acceptable to Fannie Mae and Freddie Mac. The New Century Underwriting Guidelines require a review of the appraisal by a qualified employee of New Century or by an appraiser retained by New Century. New Century uses the value as determined by the review in computing the loan-to-value ratio of the related mortgage loan if the appraised value of a mortgaged property, as determined by a review, is (i) more than 10% greater but less than or equal to 25% lower than the value as determined by the appraisal for mortgage loans having a loan-to-value ratio or a combined loan-to-value ratio of up to 90%, and (ii) more than 5% greater but less than or equal to 25% lower than the value as determined by the appraisal for mortgage loans having a loan-to-value ratio or a combined loan-to-value ratio of between 91-95%. For mortgage loans having a loan-to-value ratio or a combined loan-to-value ratio greater than 95%, the appraised value as determined by the review is used in computing the loan-to-value ratio of the related mortgage loan. If the appraised value of a mortgaged property as determined by a review is 25% or more lower than the value as determined by the appraisal, then New Century obtains a new appraisal and repeats the review process.

The mortgage loans were originated consistent with and generally conform to the New Century Underwriting Guidelines' full documentation, limited documentation and stated income documentation residential loan programs. Under each of the programs, New Century reviews the applicant's source of income, calculates the amount of income from sources indicated on the loan application or similar documentation, reviews the credit history of the applicant, calculates the debt service-to-income ratio to determine the applicant's ability to repay the loan, reviews the type and use of the property being financed, and reviews the property. In determining the ability of the applicant to repay the loan, a qualifying rate has been created under the New Century Underwriting Guidelines that generally is equal to the interest rate on that loan. The New Century Underwriting Guidelines require that mortgage loans be underwritten in a standardized procedure which complies with applicable federal and state laws and regulations and requires New Century's underwriters to be satisfied that the value of the property being financed, as indicated by an appraisal and a review of the appraisal, currently supports the outstanding loan balance. In general, the maximum loan amount for mortgage loans originated under the programs is $1,500,000 (additional requirements may be imposed in connection with mortgage loans in excess of $1,500,000). The New Century Underwriting Guidelines generally permit loans on one- to four-family residential properties to have a loan-to-value ratio at origination of up to 95% with respect to first-liens loans. The maximum loan-to-value ratio depends on, among other things, the purpose of the mortgage loan, a borrower's credit history, home ownership history, mortgage payment history or rental payment history, repayment ability and debt service-to-income ratio, as well as the type and use of the property. With respect to mortgage loans secured by mortgaged properties acquired by a borrower under a "lease option purchase," the loan-to-value ratio of the related mortgage loan is based on the appraised value at the time of origination of the mortgage loan.

The New Century Underwriting Guidelines require that the income of each applicant for a mortgage loan under the full documentation program be verified. The specific income documentation required for New Century's various programs is as follows: under the full documentation program, applicants usually are required to submit one written form of verification of stable income for at least 12 months from the applicant's employer for salaried employees and 24 months for self-employed applicants; under the limited documentation program, applicants usually are required to submit verification of stable income for at least 6 months, such as 6 consecutive months of complete personal checking account bank statements, and under the stated income documentation program, an applicant may be qualified based upon monthly income as stated on the mortgage loan application if the applicant meets certain criteria. All the foregoing programs require that, with respect to salaried employees, there be a telephone verification of the applicant's employment. Verification of the source of funds, if any, that are required to be deposited by the applicant into escrow in the case of a purchase money loan is required.

In evaluating the credit quality of borrowers, New Century utilizes credit bureau risk scores, or a FICO score, a statistical ranking of likely future credit performance developed by Fair, Isaac & Company and the three national credit data repositories: Equifax, TransUnion and Experian.

The New Century Underwriting Guidelines have the following categories and criteria for grading the potential likelihood that an applicant will satisfy the repayment obligations of a mortgage loan:

"AA" Risk. Under the "AA" risk category, the applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Two or more tradelines (one of which with 24 months history and no late payments) are required for loan-to-value ratios above 90%. The borrower must have no late mortgage payments within the last 12 months on an existing mortgage loan. An existing mortgage loan must be less than 60 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with a FICO score of less than 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 (or 580 under the stated income documentation program) may have occurred as long as such bankruptcy is discharged at least one day prior to funding of the loan. A maximum loan-to-value ratio of 80% is permitted with respect to borrowers with a FICO score less than or equal to 550 (or 580 with respect to stated income documentation programs) with Chapter 7 bankruptcy, which Chapter 7 bankruptcy is discharged at least one day prior to loan funding. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower's loan (any such loan may not exceed a 90% loan-to-value ratio), provided that such borrower has a FICO score of at least 550, or 80% loan-to-value ratio provided that such borrower has a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding two years. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 95% is permitted for a mortgage loan on an owner occupied single family or two unit property. A maximum loan-to-value ratio of 90% is permitted for a mortgage loan on a non-owner occupied single family or two unit property or a three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote or unique properties and non-owner occupied three to four family residential properties or high-rise condominiums is 85%. The maximum loan-to-value ratio for non-owner occupied rural, remote or unique properties is 80%. The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for either a refinance loan or a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

"A+" Risk. Under the "A+" risk category, the applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Two or more tradelines (one of which with 24 months history and no late payments), are required for loan-to-value ratios above 90%. A maximum of one 30 day late payment within the last 12 months is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 60 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with FICO scores of less than 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 (or 580 under the stated income documentation program) may have occurred as long as such bankruptcy is discharged at least one day prior to funding of the loan. A maximum loan-to-value ratio of 80% is permitted with respect to borrowers with a FICO score less than or equal to 550 (or 580 with respect to stated income documentation programs) with Chapter 7 bankruptcy, which Chapter 7 bankruptcy is discharged at least one day prior to loan funding. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower's loan (any such loan may not exceed a 90% loan-to-value ratio), provided that such borrower has a FICO score of at least 550 or 80% loan-to-value ratio provided that such borrower has a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding two years. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 95% (or 90% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on an owner occupied single family or two unit property. A maximum loan-to-value ratio of 90% (or 85% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on a non -owner occupied property single family or two unit property or a three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote or unique properties and a non-owner occupied three to four family residential property is 85% (or 80% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for non-owner occupied rural, remote or unique properties is 80% (or 75% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for either a refinance loan or a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

"A-" Risk. Under the "A-" risk category, an applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. A maximum of three 30 day late payments within the last 12 months is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 60 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with FICO scores of less than 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 (or 580 under the stated income documentation program) may have occurred as long as such bankruptcy is discharged at least one day prior to funding of the loan. A maximum loan-to-value ratio of 80% is permitted with respect to borrowers with a FICO score less than or equal to 550 (or 580 with respect to stated income documentation programs) with Chapter 7 bankruptcy, which Chapter 7 bankruptcy is discharged at least one day prior to loan funding. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower's loan (any such loan may not exceed a 90% loan-to-value ratio), provided that such borrower has a FICO score of at least 550 or 80% loan-to-value ratio provided that such borrower has a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding two years. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 95% (or 85% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on an owner occupied single family or two unit property. A maximum loan-to-value ratio of 90% (or 85% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on a non-owner occupied single family or two unit property or three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote or unique properties, and non-owner occupied three to four family residential properties is 85% (or 80% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for a non-owner occupied rural, remote or unique property is 80% (or 70% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for a refinance loan and 100%, for a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

"B" Risk. Under the "B" risk category, an applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Unlimited 30 day late payments and a maximum of one 60 day late payment within the last 12 months is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 90 days late at the time of funding of the loan. No bankruptcy may have occurred during the preceding year for borrowers with a FICO score less than or equal to 550; provided, however, that a Chapter 7 bankruptcy for a borrower with a FICO score in excess of 550 may have occurred as long as such bankruptcy has been discharged at least one day prior to funding of the loan. A borrower in Chapter 13 bankruptcy may discharge such bankruptcy with the proceeds of the borrower's loan (such loan may not exceed an 80% loan-to-value ratio for borrowers with a FICO score of less than 550). No notice of default filings or foreclosures (or submission of deeds in lieu of foreclosure) may have occurred during the preceding 18 months. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 90% (or 80% for mortgage loans originated under the stated income documentation program), is permitted for a mortgage loan on an owner occupied singe family or two unit property. A maximum loan-to-value ratio of 85% (or 75% for mortgage loans originated under the stated income documentation program) is permitted for a mortgage loan on a non-owner occupied single family or two unit property or a three to four family residential property. The maximum loan-to-value ratio for owner occupied rural, remote or unique properties, and a non-owner occupied three to four family property is 80% (or 70% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for a non-owner occupied rural, remote or unique property is 75% (or 65% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for a refinance loan and for a purchase money loan. The maximum debt service-to-income ratio is usually 50%, unless the loan-to-value ratio is reduced.

"C" Risk. Under the "C" risk category, an applicant must have a FICO score of 500, or greater, based on loan-to-value ratio and loan amount. Unlimited 30 day and 60 day late payments and a maximum of one 90 day late payment within the last 12 months is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 120 days late at the time of funding of the loan. All bankruptcies must be discharged at least one day prior to funding of the loan; provided, however, that Chapter 13 bankruptcies may be discharged with loan proceeds. No notice of default filings may have occurred during the preceding 12 months. The mortgaged property must be in at least average condition. In most cases, a maximum loan-to-value ratio of 80% (or 75% for mortgage loans originated under the stated income documentation program) for a mortgage loan on an owner occupied single family or two unit property is permitted. A maximum loan-to-value ratio of 75% is permitted for a mortgage loan on a non-owner occupied single family or 2 unit property (refinance only) or three to four family residential property (or 70% for mortgage loans originated under the stated income documentation program). The maximum loan-to-value ratio for owner occupied rural, remote or unique properties, and non-owner occupied three to four family residential properties is 70% (or 65% for mortgages originated under the stated income documentation program). The maximum loan-to-value ratio for a non-owner occupied rural, remote or unique property (refinance only) is 65% (or 60% for mortgage loans originated under the stated income documentation program). The maximum combined loan-to-value ratio, including any related subordinate lien, is 85% for a refinance loan and for a purchase money loan. The maximum debt service-to-income ratio is usually 50% unless the loan-to-value ratio is reduced.

"C-" Risk. Under the "C-" risk category, an applicant must have a FICO score of 500, or greater. Unlimited 30, 60 and 90 day late payments and a maximum of one 120 day late payment is acceptable on an existing mortgage loan. An existing mortgage loan must be less than 150 days late at the time of funding of the loan. There may be no current notice of default and all bankruptcies must be discharged at least one day prior to funding of the loan; provided, however, that Chapter 13 bankruptcies may be discharged with loan proceeds. The mortgaged property must be in at least average condition. A maximum loan-to-value ratio of 70% (55% for mortgage loans originated under the stated income documentation program), is permitted for a mortgage loan on a owner occupied single family or two unit property. A maximum loan-to-value ratio of 65% is permitted for a mortgage loan on a non-owner occupied property single family or two unit property (refinance only), and an owner occupied high-rise condominium or a three to four family residential property (50% for a mortgage loan on a non-owner occupied property, an owner occupied high-rise condominium or a three to four family residential property originated under the stated income documentation program). Rural, remote or unique properties are not allowed. The maximum combined loan-to-value ratio, including any related subordinate lien, is 80% for a refinance loan and 80% for a purchase money loan. The maximum debt service-to-income ratio is usually 55%.

Special Programs. New Century originates loans which it calls "special programs" to enable borrowers with higher FICO scores and good mortgage histories, the ability to obtain larger loan amounts or higher loan-to-value ratios. Special programs extend loan-to-value ratios to a maximum of 100%, and combined 80/20 (first/second) loan combinations to 100% CLTV and loan amounts to $1,500,000 with higher minimum FICO scores and paid-as-agreed minimum tradeline requirements. No bankruptcy filing may have occurred during the preceding two years for borrowers with FICO scores less than 600, under the full income documentation program, or 620, under the limited income, and 640 under the stated income documentation programs (Chapter 13 bankruptcies may not be paid off with loan proceeds) for combined 80%/20% (first/second) loan combinations. For first mortgage loans having 100% loan-to-value ratios, no bankruptcy filing may have occurred during the preceding two years. No notice of default filings may have occurred during the preceding two years. The mortgaged property must be in at least average condition. The maximum combined loan-to-value ratio, including any related subordinate lien, is 100%, for either a refinance loan or a purchase money loan. The maximum debt service-to-income ratio is usually 50%.

Exceptions. As described above, the foregoing categories and criteria are guidelines only. On a case by case basis, it may be determined that an applicant warrants a debt service-to-income ratio exception, a pricing exception, a loan-to-value ratio exception, an exception from certain requirements of a particular risk category, etc. An exception may be allowed if the application reflects compensating factors, such as: low loan-to-value ratio; a maximum of one 30 day late payment on all mortgage loans during the last 12 months; and stable employment or ownership of current residence of four or more years. An exception may also be allowed if the applicant places a down payment through escrow of at least 20% of the purchase price of the mortgaged property or if the new loan reduces the applicant's monthly aggregate mortgage payment by 25% or more. Accordingly, a borrower may qualify in a more favorable risk category than, in the absence of compensating factors, would satisfy only the criteria of a less favorable risk category. It is expected that a substantial portion of the mortgage loans will represent these kinds of exceptions.